EXHIBIT (c)(i)

Consolidated Financial Statements of the Registrant for the fiscal year ended June 30, 2021

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the Queensland Treasury Corporation’s (the “Corporation” or “QTC”) and the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of the ongoing novel coronavirus (COVID-19) pandemic;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

2020–21 ANNUAL REPORT

QUEENSLAND TREASURY CORPORATION

2020-21
ANNUAL REPORT
QUEENSLAND
TREASURY
CORPORATION

ANNUAL REPORT 2020-21  |  QUEENSLAND TREASURY CORPORATION

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QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Contents

Letter of compliance	2

Queensland Treasury Corporation	3

Role and responsibilities	4

Chair’s report	5

Chief Executive’s report	6

Achieving sustainable access to funding	8

Creating value for the State and clients	10

Achieving organisational excellence	14

Environmental, social and governance (ESG)	16

Corporate governance	17

Financial Statements	23

Appendices	61

Level 31, 111 Eagle Street

Brisbane Queensland Australia

Telephone:   +61 7 3842 4600

Email:           enquiry@qtc.com.au

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

19 August 2021

The Honourable Cameron Dick

Treasurer and Minister for Investment

GPO Box 611

Brisbane QLD 4001

Dear Treasurer and Minister for Investment

I am pleased to present the Annual Report 2020–21 and financial statements for Queensland Treasury Corporation.

I certify that this Annual Report complies with:

∎  the prescribed requirements of the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2019, and

∎  the detailed requirements set out in the Annual Report requirements for Queensland Government agencies.

A checklist outlining the annual reporting requirements can be found at page 64 of this Annual Report.

Sincerely

Gerard Bradley

Chair

LEVEL 31, 111 EAGLE STREET, BRISBANE Q1/EENSLAND AUSTRALIA 4000

GPO Box 1096, BRISBANE QlJEENSLAND AUSTRALIA 4001

T: 07 3842 4600 , F: 07 3221 4122

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Queensland

Treasury Corporation

Queensland Treasury Corporation (QTC) has a statutory responsibility to advance the financial position and development of the State. Established under the Queensland Treasury Corporation Act 1988, QTC is a corporation sole, reporting through the Under Treasurer to the Treasurer and the Queensland Parliament.

Vision Protecting and advancing Queensland’s financial interests Mission To deliver optimal financial outcomes through sound funding and financial risk management	2021–25 Strategic Goals 1 Sustainable funding 2 State and client value 3 Organisational excellence

Values

Client focus

We build strong partnerships with our clients to deliver simple and well-designed solutions that achieve quality outcomes for Queensland.

Team spirit

We work as one team, taking joint responsibility for achieving our vision and collaborating to achieve outstanding performance.

Excellence

We aim for excellence using flexible and agile processes to continuously improve.

Respect

We show respect by recognising contributions, welcoming ideas, acting with honesty, being inclusive and embracing diversity.

Integrity

We inspire trust and confidence in our colleagues, clients, stakeholders and investors by upholding strong professional and ethical standards.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Role and responsibilities

QTC is the central financing authority for the Queensland Government and provides financial resources and services for the State. We manage the State’s funding program in the global capital markets to deliver sustainable and cost-effective borrowings for the Queensland Government, local governments, and other related entities (our clients).

With a statutory role to advance the financial interests and development of the State, we work in partnership with Queensland Treasury and our clients to solve complex commercial, policy and economic issues. We help to deliver innovative, long-term solutions that contribute to the growth of Queensland’s economy.

We protect Queensland’s financial interests and deliver better financial outcomes by centralising the management of our clients’ borrowings, cash investments, and foreign exchange. We play an integral role in managing the State’s finances, working closely with our clients on their balance sheet management and helping to identify opportunities to minimise costs and risks.

At QTC, we are committed to protecting and advancing the financial interests of Queensland.

Delivering sustainable and cost-e ective borrowings for our clients We manage the State’s funding program in the global capital markets. Our funding facilities are underpinned by the security of the State Government guarantee and Queensland’s credit rating. AA+ Aa1 AA Advancing the financial interests and development of Queensland We work in partnership with Queensland Treasury and our clients to solve complex commercial, policy and economic issues. Protecting Queensland’s financial interests and delivering better financial outcomes We help identify opportunities for our clients to minimise costs and risks. • We work closely with our clients on their balance sheet management. • We centralise the management of our clients’ borrowings cash investments foreign exchange OUR VALUES Client Focus Team Spirit • —   Excellence Respect Integrity PROTECTING AND ADVANCING QUEENSLAND’S FINANCIAL INTERESTS We are Queensland’s central financing authority and provide financial resources and services for the State. OUR CLIENTS • Queensland Government departments and agencies • local governments • government-owned corporations • statutory bodies and universities • other related entities

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Chair’s report

GERARD BRADLEY CHAIR

On behalf of the Queensland Treasury Corporation Capital Markets Board, I am pleased to present Queensland Treasury Corporation’s Annual Report for 2020–21. As the impact of COVID-19 continues to disrupt economies and communities across the globe, QTC has remained focused on providing sound funding and financial risk management for the State.

Notwithstanding at times challenging market conditions, QTC raised $21.1 billion during the year. QTC’s market reputation, conservative liquidity position and the State Government’s guarantee, backed by Queensland’s strong credit rating, underpinned this achievement.

Using its extensive knowledge of government and financial risk management expertise, QTC continued its partnership with Government to deliver the State’s COVID-19 response and recovery initiatives, reduce interest costs, and improve financial and service delivery outcomes across a range of essential community services.

QTC’s resilient and hard-working management and employees are to be commended for their strong contribution to Queensland this year, which ensured the continuous delivery of QTC’s core funding and advisory services, and returned another $50 million dividend to Queensland Treasury.

During the year, the Board completed an independent review of QTC’s remuneration framework with assistance from external remuneration experts to ensure alignment with industry benchmarks and QTC’s strategic priorities. This resulted in lower variable remuneration as a proportion of total fixed and variable compensation on a broadly revenue neutral basis, and came into effect on 1 July 2021. As part of the transition to the new framework, and in recognition of the ongoing impact of the pandemic, the Board again applied moderation, although at a reduced level, to variable remuneration for key management personnel.

Membership of the Board changed during the year, with Queensland’s Deputy Under Treasurer, Leon Allen, joining as Queensland Treasury’s representative on 16 July, and Rosemary Vilgan’s appointment on 1 October 2020. These appointments were in addition to Jim Stening’s and my own reappointments.

QTC’s achievements in the 2020–21 financial year, against the relentless global backdrop of COVID-19-related economic volatility and social restrictions, continued to demonstrate its long-standing ability to adapt and deliver the priorities of Government under challenging conditions.

With its dedicated leadership team and employees, I am confident that QTC will continue to provide the funding and financial risk management advice to support the implementation of Queensland’s Economic Recovery Plan.

G P BRADLEY

Chair

19 August 2021

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Chief Executive’s report

In 2020–21, QTC’s critical role in protecting and advancing Queensland’s financial interests has supported the State’s recovery from the economic and fiscal impacts of COVID-19. QTC delivered $233 million of returns to our Queensland Government stakeholders, including $112 million interest rate reduction through debt management. In addition, the sound management of QTC’s operations this year resulted in an operating profit of $116 million.

In a market of increasing supply and competition, QTC’s established reputation as a leading semi-government issuer supported our ability to achieve a record of $21.1 billion issuance during the year. We also worked closely with Queensland Treasury and our clients to support the delivery of the government’s priorities and help identify opportunities for our clients to minimise their costs and risks.

QTC’s strong performance in 2020–21 was underpinned by its enterprise design, risk management, talent development and culture. QTC has continued to be recognised in the industry as a corporate leader in these areas and won a national ‘Employer of Choice’ award for its second consecutive year.

Funding the State

Strong investor demand for QTC’s term debt issuance underpinned the completion of Queensland’s $21 billion borrowing program. QTC continued to demonstrate its reputation as a high-quality issuer through the strategic execution of term debt issuance in a competitive market.

QTC maintained its exceptionally strong liquidity position in 2020-21, which was significantly increased during the financial markets’ disruption last year. The strength of QTC’s liquidity and financial position continued to support QTC in managing future risk and meeting all debt servicing obligations. The robust levels of QTC’s liquidity reserves were recognised by the credit rating agencies when assessing the State’s credit position during the year.

In 2020–21, QTC captured market opportunities for the State through the issuance of $8 billion in syndicated deals, $5.5 billion in nine tenders and $7.6 billion via reverse enquiry. This included the establishment of new bond lines, including a $1.5 billion 1.25% 2031 Green Bond, a $3 billion 1.50% 2032 Benchmark Bond, and a $2 billion 2027 Floating Rate Note at 3mBBSW+9bps.

Due to COVID-19, the 2020–21 State Budget was deferred in line with the Commonwealth and other State Governments. The Queensland Government and QTC continued to provide transparent and regular updates to the market on Queensland’s fiscal position and borrowing program throughout the year. QTC’s borrowing program remained within the estimated requirement, following the first update in July. The Queensland Government resumed its regular reporting cycle with the announcement of a full State Budget on 15 June 2021.

Following the Queensland State Budget release on 15 June 2021, QTC estimated that it will borrow $17.4 billion of term debt in 2021–22. This was a reduction of $5.2 billion for 2021–22 from the previous market update, and there was a further $2.3 billion for the indicative requirement for 2022–23. This was primarily due to lower client borrowings in 2020–21, resulting from general government revenue uplifts.

QTC continued to respond to growth in the green bond market by expanding its Green Bond eligible project and asset pool from approximately $6.7 billion to approximately $16.8 billion, through the inclusion of Seqwater’s Drought Resilient Network.

Operating results

In 2020–21, QTC recorded an operating profit after tax from its capital markets operations of $116 million (2019–20: $67 million) and paid a dividend to the State of $50 million (2019–20: $50 million). The operating profit was largely the result of capturing market opportunities to generate returns on QTC’s financial instruments, with supportive market conditions underpinned by the Reserve Bank of Australia’s quantitative easing program.

PHILIP NOBLE CHIEF EXECUTIVE $116million operating profit $50 million dividend to the State $112 million interest rate reduction to the State $71 million returns through the Capital Guaranteed Cash Fund

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

In addition, QTC’s management of the State’s debt provided a reduction of $112 million (2019–20: $104 million) in the market value of Queensland Treasury’s borrowings, equivalent to a 0.04% decrease in the interest rate for 2021–22.

QTC continued to look for opportunities to reduce operating costs and was able to reduce its operating costs by $4.6 million against budget for the year, while still delivering major system upgrades and corporate performance goals and objectives.

QTC’s Capital Guaranteed Cash Fund delivered $71 million (2019–20: $146 million) in investment returns to its government clients during the year and retained its position as one of the largest managed cash funds in Australia with $9.6 billion under management at 30 June. QTC focused on an asset management strategy that provided protection against falling outright yields and tightening spreads.

Over the past five years, the returns from debt management have lowered the State’s costs by a total of $541 million. In addition, QTC’s net earnings have contributed to the payment of $650 million in dividends to the State.

QTC’s retained earnings balance of $592 million, after paying these dividends, demonstrates the organisation’s continued strong financial position. Retained earnings are closely monitored to ensure QTC’s Board prescribed capital requirements are met.

Value delivered for the State

QTC supported the Queensland Government’s priority initiatives with advisory work focused on enhancing the institutional and financial strength of the State. In partnership with Queensland Treasury, QTC aligned the use of its resources to complete 54 advisory projects, with 28 still in progress. This work delivered cost-savings, economic benefits and fiscal enhancements.

Highlights during the year included projects to support the Government and private sector through COVID-19; significant outcomes to improve health services, building solutions to reduce costs and enhance social services; and implementing a regional program to improve financial, asset and risk management in local government.

QTC also helped enhance financial capability across the public sector through its education collaboration with the University of Queensland. This year, the program has reached 3,315 participants from across the State with 50 per cent from regional Queensland and remote areas, including Barcaldine and Doomadgee.

Credit and ESG ratings

In the year under review, Standard & Poor’s, Moody’s Investors Service and Fitch Ratings reaffirmed Queensland’s and QTC’s credit ratings. QTC is rated AA+/A-1+/Stable, Aa1/P-1/Stable and AA/F1+/Stable by Standard & Poor’s, Moody’s Investors Service and Fitch Ratings respectively. These stable ratings are a key reason for continued demand from domestic and global investors for QTC debt, and for QTC’s ability to meet the larger issuance requirements through the COVID-19 period.

In addition, Queensland is currently rated AA for environmental, social and governance (ESG) by MSCI as of July 2021*.

Organisational excellence

With its ongoing focus on organisational excellence, QTC met its statutory obligations, completed core business activities on time and delivered initiatives focused on continuous improvement.

QTC upgraded its core finance system and client transaction portal, providing continued improvement to its business operations on time and budget.

Independent recognition of QTC’s leadership and culture has continued in 2020–21 and for the second consecutive year, QTC has been recognised as one of Australia’s best places to work, receiving the ‘Employer of Choice’ Award from Human Resources Director.

Positioned for ongoing success

QTC’s achievements in the 2020–21 financial year have demonstrated significant performance outcomes against each of its strategic goals—to deliver sustainable funding, State and client value and organisational excellence.

QTC has built a strong foundation to continue protecting and advancing Queensland’s financial interests—with a strong reputation for its issuance management in the financial market, ongoing high-performance across all financial indicators, and organisational excellence outcomes that continue to be recognised as leading in the finance industry.

P C NOBLE

Chief Executive

19 August 2021

* As of July 2021, the State of Queensland received an MSCI ESG Rating of AA, ESG Trend Negative. Certain information ©2021 MSCI ESG Research LLC. Data reproduced with permission from MSCI ESG Research LLC. No use or distribution without written consent. Data provided “as is” without any warranties. MSCI ESG Research LLC and affiliates assume no liability for or in connection with the data.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Achieving sustainable access to funding

QTC successfully completed its borrowing program of $21 billion, in an environment of increased supply in the semi-government sector. As a highly-regarded semi-government issuer, QTC continued to attract a diversified investor base, further supported by the establishment of four new bond lines.
Meeting the State’s funding requirements
QTC is a highly-regarded bond issuer in global fixed-income markets and raises the funds needed by the State each year, often ahead of time, with its bond issues consistently over-subscribed.

Due to COVID-19, the 2020–21 State Budget was deferred in line with the Commonwealth and other State Governments. Following the Queensland Government’s interim fiscal update on 23 July 2020, QTC estimated its 2020–21 funding requirement would be between $19 billion and $22 billion. On 7 September 2020, following the release of the State’s COVID-19 Fiscal and Economic Review, QTC announced its indicative term debt borrowing requirement of $21 billion, within the anticipated requirement, and which remained unchanged following the State Budget on 1 December 2020.

QTC issued a total of $21.1 billion through $8 billion in syndicated deals, $5.5 billion in nine tenders and $7.6 billion via reverse enquiry. QTC’s well-managed funding program and reputation for high-quality debt issuance, means Queensland can access the funds it needs at cost-effective rates. To attract a broad investor base, QTC offers investors a diverse range of high-quality investment options.

In 2020–21, QTC maintained the State’s strong liquidity position, which supports the State’s credit rating and provides reserves during periods of market volatility.

QTC successfully executed its funding strategy, with highlights including:

∎  issuing approximately $15.1 billion of benchmark bonds, including a new $3 billion 2032 bond line—the largest benchmark bond issued by an Australian semi-government issuer since 2011

∎  issuing approximately $2.1 billion in ultra-long, non-benchmark bonds, including QTC’s longest-dated AUD fixed rate line with a maturity of 2050

∎  issuing a new $1.5 billion 2031 Climate Bonds Initiative (CBI) certified green bond, the third green bond for QTC—further diversifying QTC’s funding alternatives, and

∎  issuing $2 billion of a new floating rate note maturing in 2027, QTC’s longest floating rate note to date.

More than 40 per cent of the new 2032 benchmark bond and 2031 green bond deals were allocated to offshore investors and these deals also attracted a number of first-time investors.

On 15 June 2021, QTC announced its indicative $17.4 billion term debt borrowing requirement for 2021–22.

Issued approx. $15.1 billion of benchmark bonds, including one new benchmark bond maturing in 2032 Issued $1.5 billion into a new 2031 green bond Expanded QTC’s green bond asset pool to approx. $16.8 billion from approx. $6.7 billion Issued $2 billion into a new 2027 floating rate note Strong liquidity in QTC bonds with approx. $142 billion traded in the secondary market*

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Funding performance

QTC’s proactive management of its borrowing program and the management of its client funding and balance sheet activities helped to smooth and extend its maturity profile, reducing its refinancing risk by achieving more evenly-distributed maturities across the curve. All term debt issued in 2020–21 was in maturities 2027 and longer.

QTC continued to focus on activities to expand its investor base in an environment of restricted travel, delivering an effective virtual domestic and global investor relationship program during the year. Open and transparent communication with current and future investors on Queensland’s economy and funding program has kept the market fully informed and remains a focus. QTC continued to regularly engage with both its Fixed Income Distribution Group and investors through its Funding and Markets Division.

Sustainable finance

QTC continued to attract a broad range of investors through its green bonds, which support Queensland’s pathway to climate resilience and an environmentally sustainable economy. In November 2020, QTC issued its third and longest CBI certified green bond.

On 1 June 2021, QTC released its Green Bond Annual Report and announced the expansion of its eligible project and asset pool to approximately $16.8 billion from approximately $6.7 billion, through the inclusion of Seqwater’s Drought Resilient Network. This addition increases QTC’s scope for future issuance and provides sector allocation diversity.

QTC is currently the largest Australian semi-government CBI certified, green bond issuer with $3.98 billion outstanding as at 30 June 2021.

Funding instruments

As at 30 June 2021

QTC has a diverse range of funding instruments in a variety of markets and currencies. The majority of QTC’s funding is sourced through long-term debt instruments, with QTC’s AUD benchmark bonds being the principal source of funding. As at 30 June 2021, QTC’s total debt outstanding was approximately $112.2 billion at face value.

OVERVIEW AS AT 30 JUNE 2021		SIZE (AUDM)	MATURITIES	CURRENCIES
	Domestic T- Note	Unlimited	7–365 days	AUD
Short-term	Euro CP	USD10,000	1–364 days	Multi-currency
	US CP	USD10,000	1–270 days	USD
Long-term	AUD Bond	Unlimited	13 benchmark lines and a range of non-benchmark lines with various maturities**	AUD
	Euro MTN	USD10,000	Any maturity subject to market regulations	Multi-currency
	US MTN	USD10,000	9 months–30 years	Multi-currency

* Turnover for period 1 April 2020 to 31 March 2021.

** See QTC’s website for further details on non-benchmark bond lines.

2020–21 Public Issuance 1 JULY 2020 $1.5 billion 12 Aug 2020 2031 benchmark bond Syndicated tap $1.5 billion 10 Nov 2020 2031 green bond Syndicated new issue $3 billion 29 Jan 2021 2032 benchmark bond Syndicated new issue $2 billion 8 Apr 2021 2027 floating rate note Syndicated new issue $5.5 billion 2020–21 issuance through 9 tenders—across multiple benchmark bond lines, from 2027 to 2032 maturities 30 JUNE 2021

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Creating value for

the State and clients

In 2020–21, QTC partnered with Queensland Treasury and its Queensland Government clients to deliver financial, economic and social outcomes to enhance Queensland’s future and economic prosperity. QTC completed 54 advisory projects, with 28 still in progress. This work delivered cost-savings, economic benefits and fiscal improvements. QTC’s strong performance has been achieved through the delivery of financial advisory and project implementation services; and providing high-quality borrowing, cash management and foreign exchange services.

Financial advice for the State’s public sector

In the year under review, QTC has worked closely with Queensland Treasury and the Department of the Premier and Cabinet to prioritise its advisory initiatives to provide the maximum financial and social outcomes for the State.

In 2020–21, QTC delivered a broad range of financial advisory assignments for Queensland Treasury and its public-sector clients that address financial risk management issues and assist in making pragmatic business decisions.

QTC supports its clients to implement significant transformation projects within their own environments and enhance their project delivery capability. In 2020–21, QTC’s advisory work centred around projects that would enable significant benefits to the financial health of the State, with particular focus on local governments and government-owned corporations (GOCs).

Supporting the government’s priorities

QTC focuses on supporting its clients to implement projects that deliver maximum value to the State in terms of risk reduction, increased revenue and cost reduction, and broader social and economic benefits. In the year under review, QTC completed 54 advisory projects, with 28 projects still in progress. The key priority projects that QTC delivered include:

∎  COVID-19: QTC established and managed the Industry Support Package loans on behalf of the Queensland Government; including client engagement, financial monitoring and reporting. QTC also assisted Arts Queensland in understanding the fiscal implications of COVID related closures on the operations of Queensland Ballet and the Queensland Performing Arts Trust.

∎  Health: QTC continued its program of work with Queensland Health and Hospital and Health Services (HHSs) to improve the financial sustainability of HHSs. The second program of work was delivered at the Central Queensland, Children’s Health Queensland, Gold Coast, North West, Sunshine Coast, West Moreton and Wide Bay Hospital and Health Services.

∎  ESG: QTC supported Queensland Treasury on the development of the Queensland Government’s inaugural ESG Statement. The statement outlines the Queensland Government’s commitment to sustainability and presents an overview of Queensland’s ESG credentials, which provides information for QTC’s investors and stakeholders. In addition, QTC worked with Seqwater this year to identify and verify Seqwater’s Drought Resilient Network for inclusion in QTC’s Green Bond eligible project and asset pool. This expanded the total pool to approximately $16.8 billion.

∎  Land Restoration Fund: QTC worked with the Department of Environment and Science and Queensland Treasury to establish this fund. It is expanding carbon farming in Queensland by supporting land-sector carbon projects that deliver additional environmental, socio-economic, and First Nations co-benefits.

54 advisory projects delivered and 28 in progress Industry Support Package loans established and managed Supported the development of Queensland’s ESG Statement

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

∎  Energy: QTC actively engaged with Energy Queensland, Powerlink, industry bodies and the Australian Energy Regulator (AER) on the AER’s inflation forecasting methodology. QTC prepared a detailed submission for the AER Inflation Review and the revised methodology was finalised in December 2020 with significant benefits to be realised from the changes in the coming years.

∎  GOCs: QTC has also assisted Queensland’s GOCs with a range of advisory work around risk management, forecasting, asset and debt strategies and commercial evaluations.

Fostering strong relationships with local governments

Throughout the year, QTC has worked closely with many local governments to help deliver positive community outcomes in a financially responsible way. This includes economic development initiatives and advice about financially managing the complexities of community requirements in regional centres.

QTC offered and delivered a business improvement program for a number of regional local governments to identify and implement process and efficiency opportunities. QTC also assisted larger local governments to develop a waste management strategy, assess infrastructure and development proposals, and review water and wastewater pricing.

QTC engaged and collaborated with local government groups, associations and regional organisations of councils across the State.

High quality treasury management services

QTC has continued to work closely with Queensland Treasury and its government clients to improve whole-of-state balance sheet outcomes. QTC continued to provide low-cost loans and high-performing investment facilities throughout 2020–21.

Debt and risk management

In the year under review, QTC has continued to successfully deliver its core mandate of providing clients with a low cost of funds by capturing the significant economies of scale and scope in the issuance, management and administration of the State’s debt.

QTC’s active management of the State’s debt provided a reduction of $112 million in the market value of Queensland Treasury’s borrowings, equivalent to a 0.04% decrease in the notional book interest rate for 2021–22.

QTC continued to focus on reducing the State’s refinancing and interest rate risk by restructuring client loans and extending client mandates and facilities to take advantage of very low interest rates. Lengthening duration, changing the cycle of book rate reviews to quarterly and restructuring facilities has led to approximately $218 million in cash flow savings for Queensland Treasury in 2020–21, with flow-on benefit over the forward estimates.

QTC also lengthened duration for four government owned corporation/commercial statutory authority borrowings (leading to $6 million in cash flow savings this financial year and additional benefit over the forward estimates).

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

$9.6 billion in funds under management in QTC’s Cash Fund FX transaction volume totalling $141 million Finance Education courses provided to more than 3,315 participants

As part of the process, QTC completed a credit refinance assessment of existing Fixed Rate Loans for all 55 borrowing councils to assess their ability to benefit from low interest rates by refinancing and extending the term of their loans. This resulted in eight councils refinancing and locking in lower rates to reduce their current repayment amounts (leading to savings of $54 million per annum over the forward estimates and beyond).

In 2020–21, QTC provided financial and risk management advice to Queensland Treasury on the Gold Coast Light Rail (public, private partnership) phase 3, including: interest rate risk management and hedging, and development of the financial close acceptance protocol— both of which foster beneficial financial outcomes for the State.

Cash management

QTC offers cash management products that enable its clients to maximise the value of their surplus funds, including Fixed Rate Deposits, a Working Capital Facility and a Capital Guaranteed Cash Fund (the Cash Fund).

In 2020–21, QTC’s Capital Guaranteed Cash Fund delivered $71 million in investment returns to its government clients during the year and retained its position as one of the largest managed cash funds in Australia with $9.6 billion under management at 30 June. The Cash Fund provided strong relative returns and outperformed the Bloomberg AusBond Bank Bill Index by 70 basis points, a significant result given the unprecedented levels of quantitative easing and liquidity provided by the Reserve Bank of Australia.

Throughout the year, QTC focused on an asset management strategy to provide protection against falling outright yields and tightening credit spreads. This asset strategy included lengthening asset duration at very attractive yields following the announcement of the Reserve Bank of Australia liquidity support programs.

The Cash Fund continues to offer flexibility by providing clients with immediate access to same day liquidity. The security of the Cash Fund is underpinned by the liquid assets investment profile. At 30 June, 100 per cent of the Cash Fund’s investments were in entities rated ‘A’ or higher by Standard & Poor’s.

Throughout the year, QTC continued to meet with clients to provide insights into the Cash Fund’s structure, strategy and performance, and dynamically managed credit and money market positions in a challenging environment due to the Term Funding Facility offered by the Reserve Bank of Australia.

QTC has been an early adopter domestically in considering ESG issues. Morgan Stanley Capital International (MSCI) provides reporting of the Cash Fund’s ESG profile.

Foreign exchange

QTC’s foreign exchange (FX) services, including its online platform, enable its public sector clients to access wholesale market rates. This year, the FX client base has continued to grow with an increasing number of clients utilising this service. In 2020–21, QTC FX transaction volumes totalled $141 million and saved approximately $3.6 million for the State through its FX services. QTC continued to work with agencies to increase cost saving opportunities through dual currency pricing for the procurement of goods sourced from offshore.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Enhancing financial capability in Queensland’s public sector

QTC provides education services to enhance financial decision-making and support effective engagement with its clients. Since 2017, the University of Queensland (UQ) facilitates the design and delivery of specialised content across the State. In 2020–21, the education program delivered financial workshops to more than 3,315 participants through a combination of workshops, webinars and masterclass sessions.

Key milestones were achieved through delivering contextualised training programs to several

Hospital and Health Services, and the Department of State Development, Infrastructure, Local Government, and Planning (DSDILGP) over the course of the last twelve months. Additionally, the education program reached a wide range of public sector employees in a variety of different topics linked to financial management.

To support ongoing development, the education program launched a pre- and post-workshop platform, which includes digital readings, activities, and video content to engage learners in new subject areas in advance of and post-workshop attendance.

Loans to clients

	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 21 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 20 A$000

General Government*	49 276 839	41 934 014

Energy	27 140 983	27 179 110

Water	14 915 274	15 454 660

Local governments	6 883 658	6 797 068

Transport	5 257 510	5 533 579

Education	878 616	860 888

Other	258 349	574 967

Total	104 611 229	98 334 286
* General Government includes Queensland Treasury and Arts Queensland.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Achieving organisational excellence

QTC is committed to maintaining high organisational standards to enable an environment where corporate goals can be achieved, and organisational risks are actively monitored and addressed.

Operational excellence

QTC’s strong performance in 2020–21 was underpinned by its enterprise design, risk management, talent development and culture.

Throughout the year, QTC has remained agile and responsive in its approach to sustaining and enhancing its operational excellence to support its core business of managing financial risk for the State.

An ongoing focus on the continuous improvement of QTC’s organisational capability has delivered further enhancements to systems, risk management and talent development practices. These improvements have optimised the foundation of how QTC’s core funding and advisory functions are delivered and are providing employees with a strong platform to maximise the delivery of real value to the State.

QTC was able to lead the implementation of new systems, including an update to its client transaction portal, which has enhanced system security and risk management. QTC settled $467.4 billion in transaction volume, with no cost of errors.

QTC also upgraded its core finance system, and enabled six new financial instruments that enhance our responsiveness to market conditions, and also provide significant internal process efficiencies.

In response to COVID-19, QTC has enhanced its readiness for business disruption and delivered ongoing benefits including an increased capability for virtual engagement with investors, clients and employees, more flexible and adaptive working arrangements, and a strengthened operational resilience to cyber threats.

Corporate risk management and efficiency

QTC continues to cultivate a healthy risk environment, with a proactive approach to identifying and mitigating risks.

QTC manages its risks within an enterprise-wide risk management framework to identify, assess and manage risks. In 2020–21, QTC established a new Enterprise Design Committee to provide greater oversight of change management initiatives and manage underlying risks.

QTC produces a risk appetite statement that sets the tone from the top for risk management and establishes clear boundaries within which QTC’s material risks are managed. The framework incorporates key internal controls, and through periodic attestation by control owners, assurance is given to management and the Board that these controls are operating effectively. Throughout 2020–21, QTC managed its portfolio market risk exposures, including interest rate, foreign exchange and counterparty risk, within its Board-approved risk management framework. QTC continues to hold a portfolio of diverse, liquid financial securities to meet the State’s liquidity requirements, consistent with policy requirements.

The outcome of the 2020–21 internal audit program was positive with 12 internal audits conducted and completed successfully. Of these audits, five carried a rating of ‘4 out of 5’ and six carried a rating of ‘5 out of 5’, demonstrating a well-controlled environment. QTC also received a ‘5 out of 5’ rating for key controls that were implemented for workforce management in response to COVID-19, and for its exceptionally well-controlled industry support package loan management processes.

QTC employees also completed 3.5 hours of mandatory compliance training with an emphasis on code of conduct, work health and safety, cyber security, financial crime awareness, and privacy. Annual targeted and tailored training is completed by all employees to ensure they are continuously informed of their compliance obligations.

High-performance workforce

QTC’s talent, engagement and development practices continue to support a high-performance workforce.

QTC competes in the global financial industry to attract and retain its high calibre employees. Under the Queensland Treasury Corporation Act 1988, QTC employees are hired on individual contracts, with employment practices aligned to the financial markets in which it operates.

QTC’s remuneration framework is a key driver of attracting and retaining our high-performing employees and enabling our culture. Employees’ total compensation packages are comprised of fixed and variable remuneration elements (with entitlement to the variable component based on eligibility). Total compensation is benchmarked against remuneration data from the Financial Institutions Remuneration Group Inc (FIRG), which provides salary survey data for the Australian finance industry. QTC’s variable remuneration element of total compensation provides an opportunity for an annual short-term incentive for eligible employees, designed to ensure market competitiveness and reward outstanding organisational and individual performance. The QTC Board approves the entitlement to, and the quantum of, the annual review of fixed remuneration and variable short-term incentives.

The Board regularly reviews QTC’s remuneration framework to ensure that it aligns to the financial services market and meets its strategic priorities. In 2020–21, an independent review of the framework was completed, with assistance from external remuneration experts.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

The review confirmed that QTC’s remuneration philosophy remains market-aligned, and recommended a number of changes to reflect recent changes to market practice, including lowering variable remuneration as a proportion of total fixed and variable compensation on a broadly revenue neutral basis, and aligning corporate and individual performance recognition for employees.

With an articulated commitment to our employees to enable ‘the best work of their career’ the key focus areas have been on delivering against our leadership, talent and professional development strategies to strengthen organisational capability.

In 2020–21, key initiatives included:

∎	strengthening a capability framework and supporting tools to guide professional skills development, recruitment and resource allocation

∎	enhancing flexible and adaptive working arrangements to further support a high-performing, agile, and diverse culture

∎	a continued focus on leadership development and leadership excellence, including through targeted leadership competencies articulated in the capability framework and a senior leaders’ development program

∎	delivering in-house workshops focusing on individual development, planning, and resilience

∎	continuing to provide on-demand professional development resources via our learning platform

∎	strategic workforce planning to align to our organisational vision and strategy, while incorporating the consideration of the future of work, digital transformation, and impacts of automation

∎	project opportunities embedded within client organisations

∎	talent management and succession planning programs

∎	CEO Awards recognition program, providing non-monetary recognition of individual employees and teams who exemplify QTC’s values, and

∎	culture and diversity programs.

Organisational Culture

QTC continues to grow an inclusive, diverse, flexible and high-performance culture. For the second consecutive year, QTC was awarded the ‘Employer of Choice’ award from Human Resources Director (HRD).

In 2020–21, QTC introduced a new cultural development strategy based on the three cultural pillars of clarity, candour, and connection. The strategy is focused on ensuring the alignment of focus and purpose, direct and healthy challenge, and increased collaboration.

QTC continues to cultivate a risk culture that ensures issues and risks in the business environment are anticipated and impacts for QTC and stakeholders are managed effectively. This has been further strengthened by a focus on candour as part of QTC’s new cultural development strategy.

QTC’s 2020 culture survey returned positive results with QTC achieving an 86 per cent engagement rate–8 per cent higher than the industry average.

Diversity and wellbeing

QTC’s Inclusion and Diversity Strategy recognises that diversity of perspective and experience improves performance, manages risk, and enhances decision making. In 2020–21, under the strategy’s three priority streams of culture, family and community, and gender, QTC:

∎	continued the Stepping Stone partnership and the intern program with the Australian Network on Disability

∎	continued its range of mental and physical health programs to support employee wellbeing, including health and fitness checks, ergonomic evaluations, fitness passports and flu vaccinations

∎	raised awareness for inclusivity and diversity by supporting National Reconciliation Week during NAIDOC Week, RUOK Day, the UNICEF India COVID-19 Relief Appeal, Harmony Day, International Women’s Day, and International Day of Disability, and

∎	embraced community giving by fundraising for a number of additional charities in 2020–21, including Movember (supporting men’s health), and The Push-Up Challenge (supporting Headspace, the National Youth Mental Health Foundation; Lifeline Australia; and The Push For Better Foundation).

QTC’s policies support flexible and adaptive working. QTC has a range of working arrangements to enable business outcomes and remain responsive and agile.

Workforce profile 2020–21

Full-time equivalent staff (including fixed-term employees)	201

Permanent retention rate	91.05%

Permanent separation rate	8.96%

Permanent average tenure	7.15 years

QTC wins HRD’s

‘Employer of Choice’ 2021

QTC was recognised with the ‘5-star employer of choice award’ as an employer that provides outstanding initiatives for career growth with learning and development opportunities, recognition programs and an all-encompassing, constructive culture.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Environmental, social and governance (ESG)

In 2020–21, QTC worked closely with its stakeholders to deliver key ESG initiatives, including:

∎  providing institutional investors with green investment opportunities

∎  supporting the Queensland Government to deliver sustainability initiatives

∎  ESG reporting of QTC’s Capital Guaranteed Cash Fund, and

∎  providing organisational contributions that benefit the community.

Supporting renewable energy projects

QTC supported the development of the Borumba Dam pumped hydro station proposal, which has the potential to be the State’s largest pumped hydro station, and power an estimated 1.5 million homes. The business case, being prepared by Powerlink, is expected to be submitted by mid-to-end-2023.

Pumped hydro storage is flexible, reliable, and complements renewable energy generation such as solar and wind.

Expanding carbon farming opportunities to help manage Queensland’s emissions

QTC worked with the Department of Environment and Science and Queensland Treasury to establish the Land Restoration Fund. The fund is expanding carbon farming in Queensland by supporting land-sector carbon projects that deliver additional environmental, socio-economic, and First Nations co-benefits. Following the 2020 investment round, 16 projects have been contracted for an investment of nearly $90 million and the fund will be offering a second investment round in 2021.

Queensland’s inaugural ESG statement

QTC supported Queensland Treasury on the development of the Queensland Government’s inaugural ESG Statement. The statement outlines the Queensland Government’s commitment to sustainability and presents an overview of Queensland’s ESG credentials, which provides information for QTC’s investors and stakeholders.

ESG reporting for QTC’s Capital Guaranteed Cash Fund

In 2020–21, QTC implemented reporting on the Cash Fund’s ESG profile, using the globally recognised ESG reporting provider Morgan Stanley Capital International (MSCI). The fund’s monthly ESG score is based on the weighted average ESG score of each of the fund’s bond investments. The Fund has remained above the weighted average ESG score for the AUD credit floating rate note market throughout the year.

Expanding QTC’s green bond issuance

QTC continued to attract significant demand for its green bonds. In November 2020, QTC issued its third and longest green bond line—$1.5 billion of a new 2031 green bond. In 2020–21, QTC announced the expansion of its eligible project and asset pool to approximately $16.8 billion, from approximately $6.7 billion, through the inclusion of Seqwater’s Drought Resilient Network. This increases QTC’s scope for future issuance and provides sector allocation diversity. QTC is currently the largest Australian emi-government, Climate Bonds Initiative (CBI) Certified, green bond issuer with $3.98 billion on issue as at 30 June 2021. QTC’s green bonds support Queensland’s pathway to climate resilience and an environmentally sustainable economy.

Supporting social outcomes

QTC works closely with its clients on advisory initiatives that support social outcomes for the State. In 2020–21, this included projects to support the Government and industries through COVID-19; significant outcomes to improve health services; building solutions for social services and regional local governments; and support for the Indigenous non-profit organisation, Heart Futures.

Community giving

QTC contributed at an organisational, team and individual level to a number of social causes.

QTC continued its partnership with Stepping Stone, and the intern program with the Australian Network on

Disability and supported a range of diversity and inclusion initiatives including National Reconciliation Week during NAIDOC Week, RUOK Day, the UNICEF India COVID-19 Relief Appeal, Harmony Day, International Women’s Day, and International Day of Disability.

QTC employees embraced community giving by fundraising for a number of additional charities in 2020–21, including Movember (supporting men’s health), and The Push-Up Challenge (supporting Headspace, the National Youth Mental Health Foundation; Lifeline Australia; and The Push For Better Foundation).

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Corporate governance

QTC is committed to maintaining high standards of corporate governance to support its strong market reputation, ensure that organisational goals are met, and manage and monitor risks. QTC’s corporate governance practices are continually reviewed and updated in line with industry guidelines and standards.

QTC and its Boards

QTC was established by the Queensland Treasury Corporation Act 1988 (the QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder and has delegated QTC’s powers to its two boards:

∎	the Queensland Treasury Corporation Capital Markets Board (the Board), which was established in 1991 and manages all of QTC’s operations except those relating to certain superannuation and other long-term assets, and

∎	the State Investment Advisory Board, which was established in July 2008 to manage the State’s long-term assets.

UNDER TREASURER QTC CAPITAL MARKETS BOARD STATE INVESTMENT ADVISORY BOARD QTC LEADERSHIP EXECUTIVE TEAM

QTC Capital Markets Board

The Under Treasurer, as QTC’s corporation sole, and the QTC Capital Markets Board have agreed the terms and administrative arrangements for the exercise of the powers that the corporation sole has delegated to the Board.

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, its roles and responsibilities (based on its delegated powers), and the conduct of meetings. The charter provides that the role and functions of the Board are to:

∎	lead and oversee QTC

∎	approve the strategic direction and significant strategic initiatives of QTC

∎	approve Board-owned policies and charters

∎	oversee organisational culture, values, behaviours and risk

∎	ensure compliance with relevant legal, tax and regulatory obligations
∎	approve the annual financial statements and the annual report

∎	approve the annual administration budget and the total full-time equivalent complement

∎	approve major contracts and agreements

∎	approve the Corporate Plan, including the corporate performance measures

∎	approve the annual assessment of corporate performance

∎	approve the Remuneration Framework, the remuneration pool and short-term incentive targets

∎	approve the appointment/reappointment/dismissal of the Chief Executive and assess the Chief Executive’s performance against annual performance objectives

∎	approve the appointment of the internal audit partner and the annual Internal Audit Plan

∎	oversee the external audit program, and

∎	evaluate Board and Board committee performance.

The Board typically holds nine meetings each year and may, whenever necessary, hold additional meetings.

Board appointments

The Board comprises members who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act. Consideration is given to each Board member’s qualifications, experience, skills, strategic ability and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Board is constituted entirely of non-executive directors.

Conflict of interest

Board members are required to monitor and disclose any actual or potential conflicts of interest. Unless the Board determines otherwise, a conflicted Board member may not receive any Board papers, attend any meetings or take part in any decisions relating to declared interests.

Performance and remuneration

To ensure continuous improvement and to enhance overall effectiveness, the Board conducts an annual assessment of its performance. Board members’ remuneration is determined by the Governor-in-Council (details are disclosed in QTC’s financial statements).

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Board committees

The Board has established three committees, each with its own charter, to assist it in overseeing and governing various QTC activities.

Risk and Audit Committee

The Risk and Audit Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	the appropriateness and effectiveness of QTC’s enterprise- wide risk management system (including the enterprise- wide risk management framework, the risk appetite statement, and risk management strategies and policies) and the internal control framework

∎	risk and risk management, including carriage of the risks attributed to the Risk and Audit Committee

∎	the effectiveness of internal control processes

∎	the integrity of the financial statements and associated year-end and interim processes, and

∎	the adequacy and effectiveness of audit activities.

The Risk and Audit Committee must have at least three members and meet at least four times a year.

During the year, the Risk and Audit Committee recommended the adoption of annual financial statements, reviewed external and internal audit reports and the progress in implementing the recommendations from those reports, and reviewed QTC’s Internal Audit Plan and the Queensland Audit Office’s External Audit Plan.

Human Resources Committee

The Human Resources Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	human resources-related key policies and compliance with relevant legislation

∎	the framework for remuneration and performance reviews

∎	the integrity and consistency of QTC’s corporate culture

∎	succession planning for the executive leadership team, executive development and talent pipeline risks

∎	strategic workforce planning and operational resource planning, and

∎	people material risks.

The Human Resources Committee must have at least three members and meet at least three times a year.

Funding and Markets Committee

The Funding and Markets Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	funding and markets-related key policies and compliance with relevant legislation

∎	the alignment of funding and markets activities with QTC’s policies and risk appetite

∎	QTC’s risk appetite, risk tolerance and risk mitigation strategies for funding and markets activities

∎	assessing QTC’s ability to access suitable funding markets to meet the State’s borrowing requirements and maintain appropriate levels of liquidity

∎	liquidity pool performance, and

∎	Cash Fund and Asset Liability Management Portfolio performance.

The Funding and Markets Committee must have at least three members and meet at least four times a year.

Meetings held

	BOARD		RISK AND AUDIT COMMITTEE		FUNDING AND MARKETS COMMITTEE		HUMAN RESOURCES COMMITTEE
ORDINARY MEETINGS HELD	9		5		4		6
	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND

Gerard Bradley[1]	9	9	1	1	4	4	5	5

Leon Allen[2]	9	9	0	0	3	3	0	0

Neville Ide	9	9	5	5	4	4	0	0

Anne Parkin	9	9	5	5	0	0	6	6

Karen Smith-Pomeroy	9	9	5	5	0	0	6	6

Jim Stening[1]	9	9	0	0	4	4	0	0

Rosemary Vilgan[3]	7	7	0	0	0	0	5	5

1	The terms for Mr Bradley and Mr Stening expired on 30 June 2020. Both members were reappointed from 16 July 2020 until 30 June 2023.

2	Mr Allen was appointed to the Board from 16 July 2020. This is an ex officio appointment within Queensland Treasury.

3	Ms Vilgan was appointed to the Board from 1 October 2020.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

                             QTC’s Capital Markets Board

                                                                 as at 30 June 2021

GERARD BRADLEY AO BCOM, DIPADVACC, FCA, FCPA, FAICD, FIML	Prior to his appointment as the Chair of QTC’s Board, Mr Bradley was the Under Treasurer and Under Secretary of the Queensland Treasury Department, a position he held from 1998 to 2012. He was also a QTC Board member from 2000-2007.

Chair Appointed 10 May 2012. Tenure to 30 June 2023. Board Committees ∎ Member, Human Resources Committee ∎ Member, Funding and Markets Committee

Mr Bradley has extensive experience in public sector finance gained in both the Queensland and South Australian treasury departments. He was Under Treasurer of the South Australian Department of Treasury and Finance from 1996 to 1998, and of Queensland’s Treasury Department from 1995 to 1996. Mr Bradley held various positions in Queensland Treasury from 1976 to 1995, with responsibility for the preparation and management of the State Budget and the fiscal and economic development of Queensland.

He is currently a Non-Executive Director and Chairman of Queensland Treasury Holdings Pty Ltd and related companies, a Non-Executive Director of Star Entertainment Group Ltd, Pinnacle Investment Management Group Limited and the Winston Churchill Memorial Trust, a Member of the Queensland regional selection committee for Churchill fellowships, and a Director of the Pinnacle Charitable Foundation.

LEON ALLEN BA (HUM), GRAD DIP PUBLIC POLICY, MAICD Appointed 16 July 2020.	Leon Allen is currently acting as Under Treasurer of Queensland Treasury, a role he has held since May 2021. Leon was appointed Deputy Under Treasurer, Queensland Treasury in May 2020 with responsibility for economic, fiscal and commercial policy. He forms part of the Queensland Treasury leadership team supporting government with management of the Queensland economy and its financial resources and managing major commercial opportunities and risks.
Board Committees ∎ Member, Funding and Markets Committee

Prior to this appointment, Mr Allen held senior leadership roles with the Commonwealth Bank of Australia’s Institutional Banking and Markets division for 13 years, including Head of Institutional Banking and Markets, Queensland; General Manager, Government, Health, Education and Social Infrastructure; and CEO and Managing Director Americas, leading the bank’s operations in North America between 2016 and early 2020.

His career has included roles with the Australian Government’s Department of Finance, the Australian National Audit Office, the Queensland Department of the Premier and Cabinet, and Ergon Energy. Mr Allen is also the Chair of South Bank Corporation, which manages a major urban and cultural precinct in Brisbane.

NEVILLE IDE BBUS (ACCTG), MCOMM (ACCTG AND FIN), FCPA, FAICD Appointed 1 October 2018. Tenure to 30 September 2021.

Neville Ide has more than 40 years’ experience in finance and treasury management having held executive roles in the government, finance and banking sectors, including Queensland Treasury Corporation for 12 years and as Group Treasurer at Suncorp Metway Limited.

Mr Ide’s industry knowledge and experience covers banking, insurance, infrastructure and corporate treasury management, including debt and equity capital markets, balance sheet structuring and financial risk management.

Board Committees ∎ Member, Risk and Audit Committee ∎ Member, Funding and Markets Committee	Mr Ide has served as a Non-Executive Director on several public and private company boards since 2006, including appointments to Queensland Motorways Limited, RACQ Insurance, RACQ Bank, Retech Technology Limited, SunWater Limited, and as a previous QTC Board member. He is currently a Director of QBANK.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

                                                               QTC’s Capital Markets Board cont.

ANNE PARKIN B SCIENCE (HONS), DIP ED, GRAD DIP SEC, MBA, MAICD, F FIN Appointed 1 July 2016. Tenure to 30 September 2022.

Anne Parkin has more than 25 years’ international management and board level experience across Asia-Pacific banking and financial services.

Ms Parkin has held diverse leadership roles in domestic and global broking and banking, superannuation administration, retail management and education in both the public and private sectors. At an executive level, she has experience operating in highly regulated businesses including banking with Credit Suisse and UBS, and in Australian superannuation.

Board Committees ∎ Member, Risk and Audit Committee ∎ Member, Human Resources Committee	Ms Parkin is currently the Chair of an SME in the energy sector. She is the former Chair of a start-up company and a former Non-Executive Director of both Credit Suisse Securities Malaysia and Credit Suisse Securities Philippines. Ms Parkin was also the Executive Director of the Hong Kong Control Committee, responsible for oversight of operational risk for Credit Suisse Hong Kong and its affiliates, and the executive in charge of operational matters with local regulators, including the Hong Kong Monetary Authority and Hong Kong Securities and Futures Commission.

KAREN SMITH-POMEROY ADIP (ACCOUNTING), GAICD, FIPA, SF FIN Appointed 9 July 2015. Tenure to 30 September 2022.

Karen Smith-Pomeroy is an experienced financial services senior executive with a specialty in risk and governance.

Ms Smith-Pomeroy held senior executive roles with Suncorp Group Limited from 1997 to 2014, including Chief Risk Officer Suncorp Bank from 2009 to 2013, and Executive Director, Suncorp Group subsidiary entities from 2009 to 2014. She has also held non-executive roles on a number of Government and commercial boards and committees including CS Energy Limited and Tarong Energy Corporation Limited.

Board Committees ∎ Chair, Risk and Audit Committee ∎ Member, Human Resources Committee	Ms Smith-Pomeroy is currently Chair of National Affordable Housing Consortium Limited and the Regional Investment Corporation, and a Non-Executive Director of Stanwell Corporation Limited and Kina Securities Limited. She is also an Independent Chair of the Audit and Risk Committee of South Bank Corporation and an Independent Audit Committee member of the Department of State Development, Local Government, Infrastructure and Planning.

JIM STENING DIP FIN SERV, FAICD Appointed 13 November 2014. Tenure to 30 June 2023.

Jim Stening has more than 30 years’ experience in financial markets in the fixed income asset class, including hands-on trading and investing in Australian and global capital markets.

Mr Stening has extensive experience in debt markets, business development, executive management and corporate governance across a diverse range of economic cycles. He has held senior roles at NAB, Merrill Lynch and Banco Santander.

Board Committees ∎ Chair, Funding and Markets Committee	Mr Stening is the founder and Managing Director of FIIG Securities Limited, Australia’s largest specialist fixed-income firm and a Non-Executive Director of related companies, and a Fellow of the Australian Institute of Company Directors.

ROSEMARY VILGAN BBUS, DIP SUPN MGT, FAICD, FASFA	Rosemary Vilgan is an experienced Non-Executive Director, with expertise in financial services and business leadership and transformation. She was the Chief Executive of QSuper, a global financial services business with $90 billion in accounts, from 1998 until 2015.

Appointed 1 October 2020. Tenure to 30 September 2023. Board Committees ∎ Chair, Human Resources Committee

Ms Vilgan is currently the Chairperson of the Commonwealth Bank Group Staff Superannuation Fund, a Member of the Board of the Guardians of New Zealand Superannuation and a Member of the Cambooya Investment Committee. Her former roles include Chairperson of the Federal Government’s Safety, Rehabilitation and Compensation Commission, a member of the Board of the Children’s Hospital Foundation (Qld) and a Queensland Council member of AICD. She is a former Councillor, Deputy Chancellor and Chairperson of the Audit and Risk Committee at Queensland University of Technology (QUT), and a former director and Chair of the Board of the Association of Superannuation Funds of Australia (ASFA).

In 2013, Ms Vilgan was named the Telstra Australian Businesswoman of the Year. She holds qualifications in business and superannuation and is a Fellow of both AICD and ASFA and a Member of Chief Executive Women.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

QTC Executive Leadership Team

The responsibility for the day-to-day operation and administration of QTC is delegated by the Board to the Chief Executive and the Executive Leadership Team. The Chief Executive is appointed by the Board and executives are appointed by the Chief Executive. Executive Leadership Team appointments are made on the basis of qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’s Executive Leadership Team

as at 30 June 2021

Philip Noble	Chief Executive

Grant Bush	Deputy Chief Executive and Managing Director, Funding and Markets

Mark Girard	Managing Director, Clients

Rupert Haywood	Managing Director, Corporate Services and Chief Risk Officer

Jane Keating	Managing Director, Finance, Data and Compliance

Internal audit

The Financial and Performance Management Standard 2019 (Qld) (Standard) governs the operation of QTC’s internal audit function. QTC outsourced its independent internal audit function to EY for the 2020–21 financial year. Internal audit reports to the Risk and Audit Committee and is conducted under an Internal Audit Policy, consistent with the relevant audit and ethical standards. The role of internal audit is to support QTC’s corporate governance framework by providing the Board (through the Risk and Audit Committee) with:

∎  assurance that QTC has effective, efficient and economical internal controls in place to support the achievement of its objectives, including the management of risk, and

∎  advice with respect to QTC’s internal controls and business processes.

Internal audit is responsible for:

∎  developing an annual audit plan, based on the assessment of financial and business risks aligned with QTC’s strategic goals and objectives, as well as material risks, and approved by the Risk and Audit Committee

∎  providing regular audit reports and periodic program management reports to the management team and the Risk and Audit Committee, and

∎  working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement.

In the year under review, EY completed its internal audits in accordance with the approved annual audit plan.

External audit

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.

All audit recommendations raised by the Queensland Audit Office that were due during the reporting period were addressed.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

State Investment Advisory Board

The State Investment Advisory Board (SIAB) was established in 2008 as an advisory Board of Queensland Treasury Corporation under section 10 of the QTC Act. SIAB was established to manage long-term assets for the State by a board independent of QTC’s capital markets operations. The long-term assets have no impact on QTC’s capital markets operations and there is no cash flow affect for QTC.

In 2020–21, with power delegated from QTC, the SIAB was responsible for:

∎	providing governance oversight of the financial assets set aside by the Queensland Government to meet future employee liabilities and other long-term obligations of the State

∎	providing governance oversight of the financial assets that relate to the Debt Retirement Fund established under the Queensland Future Fund Act 2020, and

∎	providing investment governance assistance in connection with the Financial Provisioning Fund established under the Mineral and Energy Resources (Financial Provisioning) Act 2018 and the National Injury Insurance Scheme Fund, Queensland.

The SIAB members are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act. Remuneration for the SIAB members is determined by the Governor-in-Council.

The members of the SIAB were:

	POSITION	ATTENDED	ELIGIBLE TO ATTEND

Board meetings held: 4

Rachel Hunter[1], Under Treasurer	Chair	3	3

Leon Allen[1], Acting Under Treasurer	Chair	1	1

Glenn Miller[2], Queensland Treasury	Member	2	2

William Ryan[2], Queensland Treasury	Member	2	2

Philip Graham, External member	Member	4	4

Maria Wilton, External member	Member	4	4

Tony Hawkins, External member	Member	4	4

1 The Chair of SIAB is an ex officio role. Rachel Hunter was Chair until Leon Allen was appointed as the Acting Under Treasurer from 29 April 2021.

2 This position is an ex officio appointment within Queensland Treasury. Glenn Miller acted as the ex officio member until William Ryan assumed the role from 19 November 2020.

SIAB Board Members

as at 30 June 2021

LEON ALLEN

BA (HUM), GRAD DIP PUBLIC POLICY, MAICD

Chairman Appointed 29 April 2021.

Leon Allen is acting as Under Treasurer of Queensland Treasury, a role he has held since May 2021. Mr Allen joined Queensland Treasury in May 2020 as Deputy Under Treasurer with responsibility for economic, fiscal and commercial policy.

Prior to this appointment, Mr Allen held senior leadership roles with the Commonwealth Bank of Australia’s Institutional Banking & Markets division for 13 years; including as CEO and Managing Director Americas, leading the bank’s operations in North America between 2016–2020.

His career has included roles with the Australian Government’s Department of Finance, the Australian National Audit Office, the Queensland Department of the Premier and Cabinet, and Ergon Energy. Mr Allen is also the Chair of South Bank Corporation, which manages a major urban and cultural precinct in Brisbane.

WILLIAM RYAN

BBUS (BANKING AND FIN), GRAD CERT POLICY ANALYSIS

Appointed 19 November 2020.

William Ryan is the Head of Fiscal, Queensland Treasury, with responsibilities for managing the State’s budget and balance sheet, and ensuring the long-term sustainability of Queensland’s fiscal position. He forms part of Queensland Treasury’s Senior Leadership Team and serves as a member of the Queensland Government Insurance Fund Governance Committee.

Prior to his current role, Mr Ryan held senior leadership roles in Queensland Treasury over a 19-year career. These roles have included developing investment programs, financial assurance modelling, infrastructure program and economic policy analysis.

MARIA WILTON AM

BEC, CFA, FAICD, FAIST

Appointed 4 July 2019.

Maria Wilton has more than 30 years’ experience in the financial services industry. Ms Wilton was Chair and Managing Director of Franklin Templeton Investments Australia from 2006–2018. She previously held roles with BT Financial Group, County Investment Management, JP Morgan Investment Management and Commonwealth Treasury.

Ms Wilton is currently Vice Chair of the Global Board of Governors of the Chartered Financial Analyst Institute and Vice Chair of Infrastructure Victoria and Chair of the Audit Committee. She is a Director of Australia Post Super, Dexus Wholesale Property Fund, WorkSafe, VFMC and the Confident Girls Foundation.

TONY HAWKINS AM

B COMM, DIP OF FIN MGT, FCPA, GAICD

Appointed 4 July 2019.

Tony Hawkins has more than 45 years’ experience in the insurance, financial services, mining, building and construction industries. He was the CEO of WorkCover Queensland from 1998–2016 and was responsible for a turnover of $1.5 billion.

Prior to this, Mr Hawkins held management positions at AXA Australia, National Mutual and Australian Casualty and Life.

Mr Hawkins is currently a Director at Lexon Insurance Pty Ltd and the Operations Manager at KA Hawkins Constructions Pty Ltd. He has previously held directorships at QSuper Limited and the Queensland Workplace Health and Safety Board.

PHILIP (PHIL) GRAHAM

BA (ECON, HONS), MCOM (FIN, HONS), CFA, GAICD

Appointed 4 July 2019.

Phil Graham has extensive experience in investment management, financial markets and economic policy. He is an independent member of the Lonsec Asset Allocation Committee and a consultant to AustralianSuper.

Mr Graham was Senior Portfolio Strategist and Deputy Chief Investment Officer at Mercer from 2007–2018. He also held senior roles at QIC and Access Capital Advisors, and prior to this he worked for the Reserve Bank of Australia and the ANZ

Banking Group.

Mr Graham is a past-President of the CFA Society of Melbourne and was the Presidents Council Representative for the CFA Asia Pacific North and Oceania region in 2015–2019. He currently serves on the CFA Disciplinary Review Committee.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Financial Statements
For the year ended 30 June 2021

Financial Statements

Statement of comprehensive income	24

Balance sheet	25

Statement of changes in equity	26

Statement of cash flows	27

Notes to the Financial Statements	31

◾ Capital Markets Operations	31

◾ State Investment Operations	45

◾ Other information	50

Certificate of the Queensland Treasury Corporation	55

Independent Auditor’s report	56

Appendix A – Statutory and mandatory disclosures	62

Appendix B – Glossary	63

Appendix C – Compliance checklist	64

Appendix D – Contacts	65

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Statement of comprehensive income

For the year ended 30 June 2021

		2021	2020
	NOTE	$000	$000

CAPITAL MARKETS OPERATIONS

Net gain/(loss) on financial instruments at fair value through profit or loss

(Loss)/gain on financial assets	3	(243 309)	5 173 695

Gain/(loss) on financial liabilities	3	354 846	(5 105 688)

		111 537	68 007

Other income

Fee income		91 879	81 262

Lease income		-	7

		91 879	81 269

Expenses

Administration expenses	4	(77 770)	(73 578)

Depreciation on right of use assets	14	(1 713)	(1 711)

Depreciation on leased assets		-	(12)

Loss on disposal of plant and machinery		-	(17)

		(79 483)	(75 318)

Profit from Capital Markets Operations before income tax		123 933	73 958

Income tax expense	5	(8 282)	(7 091)

Profit from Capital Markets Operations after income tax		115 651	66 867

STATE INVESTMENT OPERATIONS*

Net return from investments

Net change in fair value of unit trusts		4 676 076	(1 105 390)

Interest on fixed rate notes		(1 864 990)	(1 825 104)

Net change in fair value of fixed rate notes		(2 653 028)	3 109 369

Management fees		(158 058)	(178 875)

Profit/(loss) from State Investment Operations		-	-

Total net profit/(loss) for the year after tax		115 651	66 867

Total comprehensive income/(loss) attributable to the owner		115 651	66 867

Total comprehensive income/(loss) derived from:

Capital Markets Operations		115 651	66 867

State Investment Operations		-	-

Total comprehensive income/(loss)		115 651	66 867

*Previously Long Term Assets (refer note 1)

The accompanying notes form an integral part of these financial statements.

Note: Throughout these financial statements the Capital Markets Operations and the State Investment Operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long term investment assets (refer note 1).

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Balance sheet

As at 30 June 2021

			2021	2020
	NOTE		$000	$000

ASSETS – CAPITAL MARKETS OPERATIONS

Cash and cash equivalents	6		11 803 213	2 487 431

Receivables			7 262	6 239

Financial assets at fair value through profit or loss	7		14 958 589	22 170 759

Derivative financial assets	8		336 836	377 633

Onlendings	9		104 611 229	98 334 286

Property, plant and equipment	13		2 967	3 633

Right-of-use assets	14		8 278	9 991

Intangible assets			9 462	14 383

Deferred tax asset			4 893	4 590

			131 742 729	123 408 945

ASSETS – STATE INVESTMENT OPERATIONS*

Financial assets at fair value through profit or loss	16		37 814 711	26 216 930

			37 814 711	26 216 930

Total Assets			169 557 440	149 625 875

LIABILITIES – CAPITAL MARKETS OPERATIONS

Payables			26 579	19 974

Derivative financial liabilities	8		238 187	646 834

Financial liabilities at fair value through profit or loss

- Interest-bearing liabilities	10	(a)	122 755 935	113 188 864

- Deposits	10	(b)	8 107 683	8 865 253

Lease liabilities	14		15 165	17 826

Other liabilities			6 806	143 471

			131 150 355	122 882 222

LIABILITIES – STATE INVESTMENT OPERATIONS*

Financial liabilities at fair value through profit or loss	16		37 814 711	26 216 930

			37 814 711	26 216 930

Total Liabilities			168 965 066	149 099 152

NET ASSETS			592 374	526 723

EQUITY – CAPITAL MARKETS OPERATIONS

Retained surplus			592 374	526 723

			592 374	526 723

EQUITY – STATE INVESTMENT OPERATIONS*

Retained surplus			-	-

			-	-

Total Equity			592 374	526 723

*Previously Long Term Assets (refer note 1)

The accompanying notes form an integral part of these financial statements.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Statement of changes in equity

For the year ended 30 June 2021

		CAPITAL MARKETS OPERATIONS	STATE INVESTMENT OPERATIONS*
	NOTE	RETAINED SURPLUS $000	RETAINED SURPLUS $000	TOTAL EQUITY $000

Balance at 1 July 2019		509 856	-	509 856

Profit for the year		66 867	-	66 867

Transactions with owners in their capacity as owners:

Dividend provided for or paid		(50 000)	-	(50 000)

Balance at 30 June 2020		526 723	-	526 723

Balance at 1 July 2020		526 723	-	526 723

Profit for the year		115 651	-	115 651

Transactions with owners in their capacity as owners:

Dividend provided for or paid	24	(50 000)	-	(50 000)

Balance at 30 June 2021		592 374	-	592 374

*Previously Long Term Assets (refer note 1)

The accompanying notes form an integral part of these financial statements.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Statement of cash flows

For the year ended 30 June 2021

		2021	2020
	NOTE	$000	$000

CAPITAL MARKETS OPERATIONS

Cash flows from operating activities

Interest received from onlendings		3 190 892	3 017 502

Interest received from investments and other sources		279 835	337 479

Fees received		93 390	81 264

Net GST		208	(172)

Interest paid on interest-bearing liabilities		(2 800 272)	(3 054 005)

Interest paid on deposits		(64 617)	(126 763)

Administration expenses paid		(71 654)	(71 600)

Income tax paid		(7 153)	(8 638)

Net cash provided by operating activities	15(a)	620 629	175 067

Cash flows from investing activities

Proceeds from sale of investments		33 681 434	41 490 286

Payments for investments		(26 578 979)	(42 205 617)

Net client onlendings		(9 977 168)	(9 527 259)

Payment for intangibles		(709)	(1 567)

Proceeds from sale of property, plant and equipment		-	20

Payments for property, plant and equipment		(13)	(321)

Net cash used in investing activities		(2 875 435)	(10 244 458)

Cash flows from financing activities

Proceeds from interest-bearing liabilities		40 285 045	62 312 835

Repayment of interest-bearing liabilities		(27 908 582)	(52 967 165)

Net client deposits		(755 875)	1 684 013

Dividends paid		(50 000)	(50 000)

Net cash provided by financing activities	15(b)	11 570 588	10 979 683

Net increase in cash and cash equivalents held		9 315 782	910 292

Cash and cash equivalents at 1 July		2 487 431	1 577 139

Cash and cash equivalents at 30 June	6	11 803 213	2 487 431

The accompanying notes form an integral part of these financial statements.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

For the year ended 30 June 2021

Contents

1	General information	28

2	Significant accounting policies and other explanatory information	29

Capital Markets Operations

3	Net gain/(loss) on financial instruments

	at fair value through profit or loss	31

4	Administration expenses	31

5	Income tax expense	32

6	Cash and cash equivalents	32

7	Financial assets at fair value through profit or loss	33

8	Derivative financial assets and derivative financial liabilities	33

9	Onlendings	34

10	Financial liabilities at fair value through profit or loss	34

11	Financial risk management	36

12	Fair value hierarchy	41

13	Property, plant and equipment	42

14	Right of use assets and lease liabilities	43

15	Notes to the statement of cash flows	44

State Investment Operations

16	Financial instruments at fair value through profit or loss	45

17	Financial risk management	47

18	Fair value hierarchy	48

Other information

19	Contingent liabilities	50

20	Related party transactions	50

21	Key management personnel	51

22	Auditor’s remuneration	54

23	Investments in companies	54

24	Dividends	54

25	Events subsequent to balance date	54

1	General information

Queensland Treasury Corporation (QTC) is the Queensland Government’s central financing authority. It also provides a range of financial services to State public sector entities, local governments and universities. QTC is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5(2) of the Act. QTC is domiciled in Queensland, Australia, with its principal place of business being 111 Eagle Street, Brisbane, Queensland. QTC’s ultimate parent is the State of Queensland.

QTC’s business operations are made up of two segments, namely Capital Markets Operations and State Investment Operations (SIO).

Capital Markets Operations

QTC’s Capital Markets Operations include debt funding, cash management, financial risk management advisory and specialist public finance education.

These services are undertaken on a cost-recovery basis with QTC lending to its clients at an interest rate based on its cost of funds plus a loan administration fee to cover the cost of administering the loans. QTC passes on the returns of asset management to its clients and retains the unrealised gains/losses associated with credit spread movements on its balance sheet until the sale of the asset or its maturity. The gains/losses associated with QTC’s management of these loans is passed on to the State Consolidated Fund.

QTC’s Capital Markets Operations also generate a profit or loss reflecting the net return from financial markets instruments held for capital and liquidity purposes. In undertaking these activities, QTC maintains adequate capital to manage its risks having regard to its Capital Policy.

State Investment Operations

SIO consists of portfolios of assets that were transferred to QTC by the State Government. This segment was previously called the Long Term Assets (LTA) segment.

The assets of this segment are held in unit trusts managed by QIC Limited (QIC) and overseen by the State Investment Advisory Board (SIAB). These assets are invested in two portfolios, the LTA portfolio and the Queensland Future Fund (QFF) portfolio. Each portfolio has its own investment management agreement.

Long Term Assets

The LTA portfolio consists of assets that were transferred to QTC by the State in 2008 to fund the State’s superannuation and other long-term obligations. In 2020-21, the Queensland Government contributed a 25 per cent share of Queensland Titles Registry Pty Ltd to the LTA portfolio.

Queensland Future Fund

The QFF and its sub fund, the Debt Retirement Fund (DRF) were established as funds under the Queensland Future Fund Act 2020. The DRF was set up to support both the State’s credit rating and generate returns to reduce the State’s debt burden. The initial investment in the DRF was a transfer of $1 billion from the surplus assets of the defined benefit superannuation investment account of the LTA portfolio in April 2021. Further contributions made to the DRF in the financial year included a 75 per cent share of Queensland Titles Registry Pty Ltd at an initial value of $6 billion, $206 million of other securities and a further transfer of $500 million surplus assets held to support the defined benefit superannuation scheme.

Withdrawals from the DRF are limited to amounts to reduce the State’s debt, and fees or expenses associated with administering the fund by the Queensland Future Fund Act 2020.

Fixed Rate Notes

A Fixed Rate Note (FRN) has been issued by QTC for each of the portfolios of SIO in return for the transfer of assets from the State.

The FRN issued to match the LTA portfolio has an interest rate of 6.5% per annum (2020: 6.5%) which accrues on the book value of the FRN and is for the benefit of the State’s Consolidated Fund.

The FRN issued in return for the initial transfer of assets to the QFF is for the benefit of Queensland Treasury. Interest at a rate of 6.5% per annum accrues on the book value of this FRN.

Recognising the direct relationship between the FRN and the assets of SIO, any difference between the return paid by QTC on the FRN and the return received by QTC on the invested assets is recognised in the financial statements annually as a market value adjustment to the value of the FRN. Any market value adjustment does not impact QTC’s Capital Markets Operations or its ability to meet its obligations.

SIAB members include representatives from Queensland Treasury and three external members with experience in investment management and insurance and has been delegated all responsibility for overseeing SIO within a framework provided by the State Government. This includes determining an appropriate investment strategy, monitoring investment performance and the performance of the investment manager (QIC), and monitoring compliance with relevant internal controls, standards and legislation. The formulation of strategic asset allocation, performance and monitoring of SIO’s assets is therefore distinct from QTC’s Capital Markets Board and day-to-day Capital Markets Operations and is the responsibility of SIAB and its appointed investment manager (QIC).

Each year, QTC’s Capital Markets Board receives relevant information about the assets of SIO in order to prepare financial statements in accordance with Australian Accounting Standards and other prescribed requirements. QIC is responsible for assisting SIAB to provide this relevant information to the QTC Capital Markets Board.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Notes to the Financial Statements

For the year ended 30 June 2021

2	Significant accounting policies and other explanatory information

The principal accounting policies adopted in the preparation of the financial report are set out below and in the relevant notes to the financial statements.

(a)	Basis of preparation

These general purpose financial statements for the year ended 30 June 2021 have been prepared in accordance with Australian Accounting Standards (AASB) and interpretations adopted by the Australian Accounting Standards Board, the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019, and the Financial Reporting Requirements for Queensland Government Agencies (as applicable to statutory bodies) for reporting periods beginning on or after 1 July 2020.

Compliance with International Financial Reporting Standards

QTC’s financial statements comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. QTC has elected to comply with the requirements of IFRS as if it is a for-profit entity.

Changes in accounting policy, disclosures, standards and interpretations

New accounting standards

Changes to the Conceptual Framework for Financial Reporting and new and amended accounting standards are effective for the year ended

30 June 2021. None of these changes, new standards or interpretations have been deemed to have any material impact on the financial statements.

Standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been issued that are not mandatory for the current reporting period. The future adoption of Australian Accounting Standards and Interpretations issued but not yet effective are not expected to have a material impact on QTC’s financial statements, however they may result in minor changes to how information is currently disclosed.

Basis of measurement

These financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated. Fair value is the amount for which an asset could be exchanged, or liability settled between knowledgeable, willing parties in an arm’s length transaction.

Functional and presentation currency

These financial statements are presented in Australian dollars, which is QTC’s functional currency.

Classification of assets and liabilities

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

(b)	Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after considering interest rates and accrued interest. Exchange gains/losses are brought to account in the statement of comprehensive income.

(c)	Collateral

QTC enters into a range of transactions with counterparties, which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from, the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(d)	Financial assets and liabilities

Financial assets on initial recognition are classified at fair value through profit or loss and include:

∎	cash and cash equivalents

∎	financial assets at fair value through profit or loss

∎	derivative financial instruments, and

∎	onlendings

Financial liabilities are measured at fair value through profit or loss and include:

∎	interest-bearing liabilities

∎	deposits, and

∎	fixed rate notes

Financial assets and liabilities are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument, which is the settlement date of the transaction. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC. A financial liability is derecognised when the obligation specified in the contract is discharged, cancelled or expires.

Financial assets and liabilities are measured at fair value through profit or loss by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds on lent. In all other cases, the bid-offer spread is applied where material.

Gains and losses on financial assets and liabilities at fair value through profit or loss are brought to account in the statement of comprehensive income.

(e)	Offsetting financial instruments

QTC offsets financial assets and liabilities where there is a legally enforceable right to set-off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously (refer note 11(c)(iv)).

(f)	Repurchase agreements

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a financial liability at fair value through profit or loss.

(g)	Fee income

Fee income includes:

∎	management fee income, which represents income earned from the management of QTC’s onlendings and deposits, and is recognised over time when the service has been provided in accordance with client mandates

∎	other fees, which are recognised in the period the services are provided to the extent that it is probable that the economic benefits will flow to QTC and can be measured reliably, and

∎	revenue on financial guarantees, which is recognised on an ongoing basis over the contract term. The probability of default on a financial guarantee is extremely low due to counter indemnities and therefore, revenue receivable is reflective of fair value.

(h)	Profits/losses

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund. Return of profits to the State Consolidated Fund is made by way of dividends which are provided for following approval by the Board after considering QTC’s capital requirements.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

For the year ended 30 June 2021

2	Significant accounting policies and other explanatory information continued

(j)	Receivables

Receivables are measured at amortised cost which approximates their fair value at reporting date. Trade debtors are recognised at the amounts due at the time of sale or service delivery i.e. the agreed purchase/contract price. Other debtors generally arise from transactions outside the usual operating activities of the corporation and are recognised at their assessed values with terms and conditions similar to trade debtors.

(j)	Intangible assets

Costs incurred to acquire computer software licences and to develop the specific software are capitalised. These assets are amortised on a straight-line basis over the period of expected benefit, which is usually between three and seven years.

(k)	Impairment

Where an impairment is recognised the following methodology is applied:

Receivables: The loss allowance for trade and other debtors reflects lifetime expected credit losses and incorporates reasonable and supportable forward-looking information. Economic changes impacting QTC’s debtors and relevant industry data form part of QTC’s impairment assessment. No loss allowance is recorded for receivables from Queensland Government agencies or Australian Government agencies on the basis of materiality.

Where there is no reasonable expectation of recovering an amount owed by a debtor, the debt is written off by directly reducing the receivable against the loss allowance. If the amount of debt written off exceeds the loss allowance, the excess is recognised as an impairment loss.

Non-financial Assets: The carrying value of non-financial assets is reviewed at each reporting date or where there is an indication of impairment. If an indication of impairment exists, the asset’s recoverable amount is determined. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss. The asset’s recoverable amount is determined as the higher of the asset’s fair value less cost of disposal or value in use.

(l)	Employee benefits

A liability is recognised for employee benefits including salaries, superannuation, annual leave, long service leave and short-term incentives where there is a present or constructive obligation as a result of past service. The liability is based on the amount expected to be paid provided that the obligation can be measured reliably. These are measured on an undiscounted basis where the amounts are expected to be paid within the next 12 months. For amounts where the payment date is expected to exceed 12 months, such as long service leave, future pay increases are projected and then discounted using the Australian Government Bond Generic Yield Rates. As sick leave is non-vesting, this is recognised as and when this leave is taken.

(m)	Rounding

Amounts have been rounded to the nearest thousand dollars except as otherwise stated.

(n)	Comparative figures

No material adjustments have been made to prior year comparatives.

(o)	Judgements and assumptions

The preparation of the financial statements requires the use of accounting estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future period affected. The areas involving a higher degree of judgement or complexity, or areas where assumptions or estimates may be significant to the financial statements are shown below:

Fair value of financial assets and financial liabilities

Financial assets and financial liabilities (including derivatives) are measured at fair value by reference to quoted market prices where available. The fair value of financial instruments that are not traded in an active market is determined by reference to market quotes for similar instruments or by use of valuation techniques. Valuation techniques may include applying trading margins to the swap curve or counterparty credit spreads for similar instruments, adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where an instrument is not actively traded.

Judgement may be applied in selecting valuation methods or assumptions where an active market quote is not available (refer notes 12 and 18).

Investments in Queensland Treasury Holdings Pty Ltd (QTH)

Queensland Treasury holds a 60% beneficial interest in QTH and 76% of the voting rights. The remaining 40% beneficial interest and 24% voting rights is held by QTC. QTC does not apply the equity method to its investment in QTH as it does not have control or significant influence over the entity, exposure or rights to variable returns or the power to affect those returns. Queensland Treasury controls the significant transactions and bears all the risks and benefits of QTH and accordingly, QTH is consolidated into the financial statements of Queensland Treasury.

COVID-19 and other Environmental, Social, and Governance (ESG) related impacts

The majority of QTC’s assets (onlendings and cash and cash equivalents) are valued daily at fair value and therefore no further adjustment is required as a result of COVID-19, climate change, changes to laws and regulations or other policies adopted by governments or regulatory authorities. Counterparty credit risk and credit risk associated with QTC’s clients is separately monitored by QTC (refer note 11(c)). ESG and other sustainability risks are key considerations in determining credit ratings. The majority of QTC’s onlendings are guaranteed by the State, including lending to carbon intensive businesses.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

3	Net gain/(loss) on financial instruments at fair value through profit or loss

Accounting Policy

Gain/(loss) on financial assets and financial liabilities at fair value through profit or loss includes:

∎	net interest income and expense recognised under the accrual basis

∎	net realised gain/(loss) resulting from market rate movements recognised on settlement date from the sale of investments and the pre-redemption of borrowings, and

∎	net unrealised gain/(loss) resulting from market rate movements from investments, certain onlendings and borrowings.

	2021	2020
	$000	$000

Net gain/(loss) on financial assets at fair value through profit or loss

Cash and cash equivalents	16 690	15 292

Financial assets at fair value through profit or loss	81 683	419 113

Derivatives	30 951	160 202

Onlendings	(372 633)	4 579 088

	(243 309)	5 173 695

Net gain/(loss) on financial assets at fair value through profit or loss

Financial liabilities at fair value through profit or loss

- Short-term	169 285	(199 828)

- Long-term	354 350	(4 541 637)

Deposits	(62 922)	(119 180)

Derivatives	(87 578)	(227 207)

Other	(18 289)	(17 836)

	354 846	(5 105 688)

During the year ended 30 June 2021, long term yields rose leading to a decline in the market value of financial assets and in particular QTC’s onlendings. This loss was offset by a decrease in the market value of financial liabilities.

4	Administration expenses

	2021	2020
	$000	$000

Salaries and related costs	44 803	43 751

Superannuation contributions	3 603	3 840

Contractors	1 863	459

Consultants’ fees	1 107	2 399

Information and registry services	3 380	3 468

Depreciation on property, plant and equipment	680	630

Amortisation and impairment on intangible assets (1)	5 630	2 152

Office occupancy	1 967	1 722

Information and communication technology	11 440	11 225

Other administration expenses	3 297	3 932

	77 770	73 578

(1)

During the annual review of intangible assets it was decided that due to advances in technology, the estimated useful life of Findur and OnesumX software would be reduced. This has resulted in an increase in amortisation cost of $3.2 million for 2021.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

5	Income tax expense

Accounting Policy

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended). QTC makes a payment in lieu of income tax to the State Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the SIO segment.

	2021	2020
	$000	$000

Current tax	8 606	7 153

Deferred tax (income)/expense	(324)	(62)

Total income tax expense recognised in the year	8 282	7 091

Numerical reconciliation between income tax expense and pre-tax accounting profit

Profit for the year before tax	123 933	73 958

Less profits/(losses) from non-taxable portfolios:

- Capital Markets Operations	96 022	50 327

- State Investment Operations	-	-

Operating profit from taxable portfolios	27 911	23 631

Tax at the Australian tax rate of 30% on taxable portfolios	8 373	7 089

Effect of non-deductible items	(91)	2

Income tax expense	8 282	7 091

6	Cash and cash equivalents

Accounting Policy

Cash and cash equivalents include cash on hand and on demand deposits which are highly liquid investments and readily convertible to cash.

	2021	2020
	$000	$000

Cash at bank	11 803 213	2 487 431

	11 803 213	2 487 431

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

7	Financial assets at fair value through profit or loss

Accounting Policy

Financial assets are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument with gains and losses recognised in the income statement.

All financial assets are measured at fair value by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

	2021	2020
	$000	$000

Discount securities	1 404 764	6 248 681

Commonwealth and state securities (1)	1 840 526	1 890 341

Floating rate notes	8 254 147	8 973 685

Term deposits	2 776 061	3 590 075

Other investments	683 091	1 467 977

	14 958 589	22 170 759

(1)	QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.

As at 30 June 2021, $9.4 billion (2020: $8.6 billion) of financial assets will mature after 12 months.

8	Derivative financial assets and derivative financial liabilities

Accounting Policy

All derivatives are measured at fair value through profit or loss with gains and losses recognised in the income statement. Derivatives are carried on the balance sheet as assets when the fair value is positive and as liabilities when the fair value is negative.

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of its asset and liability management activities. In addition, derivatives may be used to deliver long term floating rate or long term fixed rate exposure.

	2021	2020
	$000	$000

Derivative financial assets

Interest rate swaps	224 737	291 741

Cross currency swaps	49 657	72 743

Foreign exchange contracts	59 924	11 950

Futures contracts	2 518	1 199

	336 836	377 633

Derivative financial liabilities

Interest rate swaps	(177 299)	(506 650)

Cross currency swaps	(51 758)	(75 813)

Foreign exchange contracts	-	(17 053)

Futures contracts	(9 130)	(47 318)

	(238 187)	(646 834)

Net derivatives	98 649	(269 201)

As at 30 June 2021, derivatives with a net liability position of $38.9 million have maturity dates exceeding 12 months (2020: net liability position of $298.1 million).

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

9	Onlendings

Accounting Policy

QTC borrows on behalf of its clients and lends at an interest rate based on QTC’s cost of funds plus an administration fee to cover the cost of QTC’s operations.

Onlendings are initially recognised at the amount drawn-down. Following initial recognition, onlendings are included in the balance sheet at fair value by reference to either the underlying debt portfolio, or in the case of fixed rate loans, on a discounted cash flow basis.

	2021	2020
	$000	$000

Government departments and agencies	48 965 762	42 133 893

Government owned corporations	28 609 158	28 686 077

Statutory bodies	19 744 887	20 320 437

Local governments	6 883 658	6 797 068

QTC related entities (1)	102 898	104 391

Other bodies (2)	304 866	292 420

	104 611 229	98 334 286

(1)	QTC related entities includes DBCT Holdings Pty Ltd.

(2)	Other bodies include loans advanced under the Industry Support Package.

At 30 June 2021, client deposits of $2.3 billion were placed in redraw facilities and offset the value of onlendings in the balance sheet (2020: nil). The gross value of onlendings at 30 June 2021 was $106.9 billion (2020: $98.3 billion).

As at 30 June 2021, $91.6 billion (2020: $98.1 billion) of repayments are expected to be received after 12 months.

During the year ended 30 June 2021 the State provided financial assistance in the form of loans and grants to various Queensland private sector entities. This program was called the Industry Support Package (ISP). At 30 June 2021, $36.5 million remained outstanding on loans advanced under the ISP. Each loan in this package was negotiated individually and contains different terms and conditions and is guaranteed by the State. The maximum term for the ISP loans is 10 years with all loans expected to be repaid by September 2030.

10	Financial liabilities at fair value through profit or loss

(a) Interest-bearing liabilities

Interest-bearing liabilities mainly consist of short-term treasury notes, Australian bonds and floating rate notes. Australian bonds include QTC’s domestic, capital indexed and public bonds.

	2021	2020
	$000	$000

Interest-bearing liabilities

Short-term

Treasury notes	3 174 801	4 714 972

Commercial paper	2 460 771	1 321 736

	5 635 572	6 036 708

Long-term

AUD Bonds	105 388 979	97 745 424

Floating rate notes	10 082 630	7 629 841

Medium-term notes	1 276 180	1 462 903

Other	372 574	313 988

	117 120 363	107 152 156

Total interest-bearing liabilities	122 755 935	113 188 864

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

As at 30 June 2021, $114.6 billion (2020: $98.6 billion) of debt securities are expected to be settled after more than 12 months.

Instruments denominated in foreign currency are fully hedged resulting in no net exposure to any foreign currency.

Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 11(a)(i).

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

10	Financial liabilities at fair value through profit or loss continued

(a) Interest-bearing liabilities continued

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table:

AS AT 30 JUNE 2021	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	3 174 801	3 175 000	(199)

Commercial paper	2 460 771	2 594 228	(133 457)

	5 635 572	5 769 228	(133 656)

Long-term

AUD Bonds	105 388 979	115 650 611	(10 261 632)

Floating rate notes	10 082 630	10 292 668	(210 038)

Medium-term notes	1 276 180	1 486 560	(210 380)

Other	372 574	376 977	(4 403)

	117 120 363	127 806 816	(10 686 453)

Total interest-bearing liabilities	122 755 935	133 576 044	(10 820 109)

AS AT 30 JUNE 2019	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	4 714 972	4 716 000	(1 028)

Commercial paper	1 321 736	1 321 774	(38)

	6 036 708	6 037 774	(1 066)

Long-term

AUD Bonds	97 745 424	84 260 055	13 485 369

Floating rate notes	7 629 841	7 630 000	(159)

Medium-term notes	1 462 903	1 117 441	345 462

Other	313 988	304 402	9 586

	107 152 156	93 311 898	13 840 258

Total interest-bearing liabilities	113 188 864	99 329 672	13 839 192

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

10	Financial liabilities at fair value through profit or loss continued

(b)	Deposits

Client deposits are accepted to either the QTC Cash Fund or Working Capital Facility. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held and securities that are sold under agreements to repurchase are disclosed as deposits.

	2021	2020
	$000	$000

Client deposits

Local governments	4 029 212	3 602 330

Statutory bodies	3 404 693	3 002 217

Government departments and agencies	78 308	80 598

Government owned corporations	144 543	131 592

QTC related entities (1)	114 683	94 494

Other depositors	189 180	143 603

	7 960 619	7 054 834

Collateral held	147 064	56 739

Repurchase agreements	—	1 753 680

	147 064	1 810 419

Total deposits	8 107 683	8 865 253

(1) QTC related entities includes Queensland Treasury Holdings Pty Ltd and its subsidiaries Brisbane Port Holdings Pty Ltd, DBCT Holdings Pty Ltd and Queensland Lottery Corporation Pty Ltd.

As at 30 June 2021, $8.0 billion (2020: $8.8 billion) will mature within 12 months.

11	Financial risk management

QTC’s activities expose it to a variety of financial risks including market risk (including foreign exchange risk and interest rate risk), funding and liquidity risk and credit risk. QTC’s financial risk management focuses on minimising financial risk exposures and managing volatility and seeks to mitigate potential adverse effects of financial risks on the financial performance of QTC and its clients. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts.

Robust systems are in place for managing financial risk and compliance. Adherence to financial risk policies are monitored daily. To ensure independence, measurement and monitoring of financial risks are performed by teams separate to those transacting.

All financial risk management activities are conducted within Board approved policies, as set out in the Financial Markets Risk Policy with new financial instruments approved by the QTC Executive Leadership Team under delegated authority from the Board. All breaches of the Financial Markets Risk Policy are escalated to management, the Chief Executive and the Funding and Markets Committee and presented at the next Board meeting.

QTC ensures that in undertaking its capital markets activities it has regard to its Capital Policy. QTC has no legal, regulatory or accounting requirement to hold capital however, its Capital Policy sets out how QTC should manage its capital. QTC endeavours to maintain adequate capital to support its business activities risk profile and risk appetite.

(a)	Market risk

Market risk is the risk of incurring losses in positions arising from adverse movements in financial market prices. QTC is exposed to market risk arising from the impact of movements in foreign exchange rates and interest rates. QTC’s exposure to market risk is through its borrowing and investment activities. This includes borrowing in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and to reduce the risk associated with refinancing maturing loans.

As a consequence of market price movements, there are residual risk positions that may result in realised and unrealised accounting gains or losses being recorded during the year. Depending on whether these transactions are held to maturity, the unrealised gains or losses may be reversed in subsequent accounting periods.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

11	Financial risk management continued

(a)	Market risk continued

(i)	Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. At times, QTC’s Cash Fund invests in foreign currency assets. QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates. The following table summarises the hedging effect, in Australian dollars, that cross currency swaps and forward exchange contracts have had on the face value of offshore borrowings and investments.

	BORROWINGS		OFFSHORE INVESTMENTS		DERIVATIVE CONTRACTS		NET EXPOSURE

	2021	2020	2021	2020	2021	2020	2021	2020
	$000	$000	$000	$000	$000	$000	$000	$000

USD	(2 311 346)	(999 484)	—	495 270	2 311 346	504 214	—	—

CHF	(158,715)	(168 449)	—	—	158 715	168 449	—	—

GBP	—	(322 290)	—	—	—	322 290	—	—

JPY	(180 376)	(203 241)	—	—	180 376	203 241	—	—

EUR	(721 451)	(745 751)	79 106	81 771	642 345	663 980	—	—

(ii)	Interest rate risk

QTC lends to clients based on a duration profile specified in the client mandates. QTC then manages any mismatch between the duration profile of client loans and QTC’s funding within an Asset and Liability Management Portfolio. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument or portfolio due to interest rate movements. All costs or benefits of managing any mismatch between client loans and QTC’s funding are passed on to the State Consolidated Fund, ensuring that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC’s interest rate risk, which results from borrowing in advance and investing surplus funds in high credit quality, highly liquid assets, is managed with consideration given to duration risk, yield curve risk, basis risk and Value-at-Risk (VaR).

QTC uses a Board approved VaR framework to manage QTC’s exposure to market risk complemented by other measures such as defined stress tests. The VaR measure estimates the potential mark-to-market loss over a given holding period at a 99% confidence level. QTC uses the historical simulation approach to calculate VaR with a holding period of ten business days.

To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured. QTC enters into interest rate swaps and futures contracts to assist in the management of interest rate risk. In QTC’s funding and liquidity portfolios, interest rate swaps may be utilised to change the interest rate exposure of medium to long-term fixed rate borrowings into that of a floating rate borrowing. Also, at times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile. QTC is exposed to basis risk when interest rate swaps are used in the Funding and Liquidity portfolios. Basis risk represents a mark-to-market exposure due to movements between the swap curve, as well as cash, bank bill and bond futures contracts and QTC’s yield curve.

Client deposits in the QTC Cash Fund are invested on behalf of clients and returns received from these investments are passed onto QTC’s clients except for mark-to-market gains or losses from credit spread movements. QTC generally holds these investments to maturity and therefore any mark-to-market impacts from credit spread changes are typically reversed over the life of the assets.

(b)	Liquidity and financing risks

QTC has a robust internal framework whereby extensive liquidity scenario analysis and forecasting is undertaken to understand assumption sensitivities to ensure there is appropriate forward looking visibility of the State’s liquidity position.

QTC debt is a Level 1 (prudentially required) asset for Australian banks under Basel III reforms with a zero per cent capital risk weighting. Even in difficult market circumstances, this generally ensures QTC debt is in high demand. Demand is further supported by the fact that QTC borrowings are guaranteed by the Queensland Government, (QTC has been rated AA+/Aa1/AA by ratings agencies Standard & Poors, Moody’s and Fitch respectively) and that QTC benchmark bonds are Reserve Bank of Australia (RBA) repurchase agreement eligible (repo eligible). The ability to readily issue debt is considered a potential source of liquidity.

QTC maintains appropriate liquidity to meet minimum requirements as defined by the Board. Limits are set by the Board and reviewed annually for the following liquidity metrics:

∎	QTC Liquidity Coverage Ratio – QTC must maintain a minimum liquidity balance sufficient to cover a stressed liquidity requirement over 90 calendar days of outflows.

∎	Standard & Poor’s Liquidity Ratio – QTC must maintain a minimum ratio of liquid assets to debt servicing requirements at all times over a rolling 12 month horizon.

∎	Cash Flow Waterfall – QTC must maintain positive cash equivalents net of all inflows and outflows over a set horizon.

In addition to adhering to Board approved liquidity metrics, QTC holds liquid assets in the form of public sector entity deposits and investments owned by SIO.

QTC maintains its AUD benchmark bond facility as its core medium to long-term funding facility and its domestic treasury note facility as its core short-term funding facility. In addition, QTC has in place a Green Bond Program, Euro and US medium-term note facilities and Euro and US commercial paper facilities to take advantage of alternative funding opportunities in global markets. These facilities ensure that QTC is readily able to access both the domestic and international financial markets.

Except for deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Deposits on account of the Cash Fund and Working Capital Facility are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

Except for cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to client onlendings, certain loans are interest only with no fixed repayment date for the principal component (i.e. loans are made based on the quality of the client’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the greater than five-year time band with no interest payment assumed in this time band.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

11	Financial risk management continued

(b)	Liquidity and financing risks continued

The following table sets out the contractual cash flows relating to financial assets and financial liabilities held by QTC at balance date.

CONTRACTUAL MATURITIES AS AT 30 JUNE 2021	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets

Cash and cash equivalents	11 803 213	-	-	-	-	11 803 213	11 803 213

Receivables	7 262	-	-	-	-	7 262	7 262

Onlendings (1)	1 133 459	1 108 672	1 284 119	14 068 787	95 460 106	113 055 143	104 611 229

Financial assets at fair value through profit or loss	2 529 589	2 450 967	698 604	6 831 173	3 908 991	16 419 324	14 958 589

Total financial assets	15 473 523	3 559 639	1 982 723	20 899 960	99 369 097	141 284 942	131 380 293

Financial liabilities

Payables	(26 579)	-	-	-	-	(26 579)	(26 579)

Deposits	(7 779 197)	(377 209)	(20 809)	(9 013)	(92 327)	(8 278 555)	(8 107 683)

Financial liabilities at fair value through profit or loss

- Short-term	(3 715 528)	(1 903 701)	(150 000)	-	-	(5 769 229)	(5 635 572)

- Long-term	(1 811 267)	(78 646)	(4 334 921)	(49 840 758)	(71 741 222)	(127 806 814)	(117 120 363)

Total financial liabilities	(13 332 571)	(2 359 556)	(4 505 730)	(49 849 771)	(71 833 549)	(141 881 177)	(130 890 197)

Derivatives

Interest rate swaps	6 103	(6 027)	5 147	(27 875)	72 267	49 615	47 438

Cross currency swaps	(1 198)	(5 928)	(19 058)	(108 264)	(432 061)	(566 509)	(2 101)

Foreign exchange contracts	2350	-	-	-	-	2350	59 924

Futures contracts	(1 536 000)	-	-	-	-	(1 536 000)	(6 612)

Net derivatives	(1 528 745)	(11 955)	(13 911)	(136 139)	(359 794)	(2 050 544)	98 649

Net (liabilities)/assets	612 207	1 188 128	(2 536 918)	(29 085 950)	27 175 754	(2 646.779)	588 745

Cumulative	612 207	1 800 335	(736 583)	(29 822 533)	(2 646 779)	-	-

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are therefore on lent on the basis of these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile that is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. This can result in QTC’s liability maturity profile being shorter than the asset maturity profile. While interest rate risk mismatches are hedged with swap and futures contracts, this approach requires QTC to undertake periodic refinancing of its liabilities.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

11	Financial risk management continued
(b)	Liquidity and financing risks continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2020	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets

Cash and cash equivalents	2 487 431	-	-	-	-	2 487 431	2 487 431

Receivables	6 239	-	-	-	-	6 239	6 239

Onlendings(1)	3 114 474	3 214 281	3 545 480	14 802 798	83 420 266	108 097 299	98 334 286

Financial assets at fair value through profit or loss	8 180 839	7 279 998	1 912 980	9 993 376	4 393 697	31 760 890	22 170 759

Total financial assets	13 788 983	10 494 279	5 458 460	24 796 174	87 813 963	142 351 859	122 998 715

Financial liabilities

Payables	(19 974)	-	-	-	-	(19 974)	(19 974)

Deposits	(6 591 677)	(2 052 568)	(20 772)	(8 593)	(94 305)	(8 767 915)	(8 865 253)

Financial liabilities at fair value through profit or loss

- Short-term	(2 472 774)	(3 565 000)	-	-	-	(6 037 774)	(6 036 708)

- Long-term	(1 446 575)	(137 674)	(10 089 566)	(43 862 187)	(58 448 725)	(113 984 727)	(107 152 156)

Total financial liabilities	(10 531 000)	(5 755 242)	(10 110 338)	(43 870 780)	(58 543 030)	(128 810 390)	(122 074 091)

Derivatives

Interest rate swaps	7 888	5 922	12 739	(99 021)	(151 047)	(223 519)	(214 908)

Cross currency swaps	(26 959)	(9 811)	(36 274)	(125 750)	(383 193)	(581 987)	(3 070)

Foreign exchange contracts	(3 413)	-	-	-	-	(3 413)	(5 104)

Futures contracts	9 600	-	-	-	-	9 600	(46 119)

Net derivatives	(12 884)	(3 889)	(23 535)	(224 771)	(534 240)	(799 319)	(269 201)

Net (liabilities)/assets	3 245 099	4 735 148	(4 675 413)	(19 299 377)	28 736 693	12 742 150	655 423

Cumulative	3 245 099	7 980 247	3 304 834	(15 994 543)	12 742 150	-	-

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are therefore on lent on the basis of these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile that is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. This can result in QTC’s liability maturity profile being shorter than the asset maturity profile. While interest rate risk mismatches are hedged with swap and futures contracts, this approach requires QTC to undertake periodic refinancing of its liabilities.

(c)	Credit risk

(i)	Financial markets counterparties

Financial markets credit exposure is estimated as the potential loss at balance date associated with QTC’s investments in the cash fund and other direct investments in financial instruments. In addition, QTC has credit exposure in the form of derivative contracts. Credit risk is the risk that these counterparties are not able to meet the payment obligations associated with QTC’s investments.

The credit exposure for non-derivative investments is calculated daily based on the higher of the market value or face value of the instrument. In contrast, exposure to derivative contracts is based only on a notional ‘add-on’ factor applied to the value of the instrument. Derivatives are marked-to-market daily with zero thresholds under all QTC’s credit support annexes. QTC uses collateral arrangements to limit its exposure to counterparties with which it trades derivatives (refer (iv) master netting arrangements).

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

11	Financial risk management continued
(c)	Credit risk continued

(i)	Financial markets counterparties continued

The following tables represent QTC’s exposure to credit risk at 30 June:

BY CREDIT RATING(1) 30 JUNE 2021	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER(2) $000	TOTAL $000

Cash & equivalents	-	-	-	11 803 213	-	-	-	11 803 213

Financial assets(3)	2 069 924	1 083 854	451 715	7 456 454	2 957 201	797 203	-	14 816 351

Derivatives	-	-	-	48 403	12 795	-	-	61 198

	2 069 924	1 083 854	451 715	19 308 070	2 969 996	797 203	-	26 680 762

	8%	4%	2%	72%	11%	3%	0%	100%

BY CREDIT RATING(1) 30 JUNE 2020	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER(2) $000	TOTAL $000

Cash & equivalents	-	-	-	2 487 431	-	-	-	2 487 431

Financial assets(3)	2 247 083	837 825	-	14 518 660	2 346 260	1 759 864	114 956	21 824 648

Derivatives	1 751	-	-	57 506	16 764	-	-	76 021

	2 248 834	837 825	-	17 063 597	2 363 024	1 759 864	114 956	24 388 100

	10%	3%	-	70%	10%	7%	0%	100%

(1)	Credit rating as per Standard & Poor’s or equivalent agency.

(2)	Includes long-term ratings of A- and BBB+, or a short-term rating of A-1+ & A-2.

(3)	Financial assets are based on unsettled face value and consist mainly of discount securities, Commonwealth & State securities, floating rate notes and term deposits.

QTC has a significant concentration of credit risk to the banking sector and in particular, the domestic banking sector. At 30 June 2021, QTC’s exposure to systemically important domestic banks (which are rated AA-) was approximately 40% (2020: 57%). The exposure to domestic banks reflects the structure of the Australian credit markets which are themselves dominated by issuance from these entities. Key characteristics of these entities are continuously monitored including their regulatory requirements, additional capital buffers, type of issuance and the impact of exigent developments.

QTC adopts a conservative approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC has a requirement to invest with counterparties rated BBB+ or better, and that have their head offices in politically stable countries with strong legal and regulatory frameworks associated with financial institutions and financial markets.

QTC’s Board establishes maximum counterparty dollar value and term limits related to issuer credit ratings. Actual limits for individual counterparties will be within these Board limits and depend on the country of domicile, performance against key credit metrics and other factors related to asset quality, level of capital and size of funding program.

Ratings agencies are used as the prime source of credit ratings information by QTC’s credit team. This information is supported by the credit team’s own credit analysis methodology and practice for exposure monitoring and reporting.

(ii)	Onlending counterparties

QTC is also exposed to the credit risk associated with onlendings to clients. Except for some small exposures to private companies and exposures as part of the ISP(1), QTC on-lends funds to Queensland Government sector entities (including Queensland Treasury, statutory bodies and Government owned corporations) and non-State Government entities (including, local governments, universities and grammar schools).

Most of QTC’s onlendings (72.0% in 2021 and 70.3% in 2020) are explicitly guaranteed by the State, including the loans that form the ISP and all debt held by clients operating in key ESG impacted areas such as coal-based power generation. QTC is directly exposed to credit default risk to the extent of its non-guaranteed lending of approximately $29.6 billion at 30 June 2021 (2020: $29.6 billion).

QTC’s outstanding client onlending exposures are actively monitored in accordance with an approved Client Credit Procedure. This procedure includes regular Credit Reviews and covenant monitoring to ensure all counterparties maintain adequate debt serviceability and long term financial stability.

QTC has a robust credit assessment and ratings methodology in place that informs its onlending recommendations to the State. This methodology includes analysis of quantitative and qualitative factors (industry, regional, demographic, and economic characteristics) across a number of years. An assessment of a client’s performance against key credit metrics is made and borrowing recommendations are appraised by an independent Credit Committee prior to being communicated to the State.

QTC adopts a cautious risk appetite to ensure onlendings are provided to clients with satisfactory credit profiles. The majority of QTC’s onlending clients maintain an adequate financial buffer to manage short term financial shocks, though longer term financial impacts may adversely affect their performance. Of the non-guaranteed onlending, 99 per cent has been provided to clients that have been assigned a credit rating of Moderate or above by QTC. QTC’s Moderate credit rating approximates to an Investment Grade rating used by the major Rating Agencies.

(iii)	Fair value attributable to credit risk of QTC’s liabilities

QTC’s borrowings are largely guaranteed by the State Government. As a result, credit risk is not a significant factor in the determination of fair value. Changes in fair value are mainly attributable to the market fluctuations.

(1)

As noted in Note 9, during the year ended 30 June 2021, the State provided financial assistance in the form of loans and grants to various Queensland private sector entities. This program was called the ISP.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

11 Financial risk management continued

(iv)	Master netting arrangements

QTC enters into all derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements. QTC does not currently have any master netting arrangements where a default event has occurred, and therefore presents all derivative financial instruments on a gross basis in the statement of comprehensive income. QTC also has Credit Support Annexes (CSAs) in place with each ISDA, under which collateral is transferred every business day. This further reduces QTC’s credit exposure.

The following table presents the financial instruments that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset. The column ‘net amount’ shows the impact on QTC’s balance sheet if all set-off rights were exercised.

RELATED TO AMOUNTS NOT SET OFF
IN THE BALANCE SHEET

	GROSS AND NET	FINANCIAL	CASH COLLATERAL
	AMOUNTS ON THE	INSTRUMENTS	RECEIVED OR
	BALANCE SHEET	COLLATERAL	GIVEN	NET AMOUNT
	$000	$000	$000	$000

2021

Derivative assets:

- subject to master netting arrangements	336 836	-	54 880	391 716

Derivative liabilities:

- subject to master netting arrangements	(238 187)	-	(147 060)	(385 247)

Net exposure	98 649	-	(92 180)	6 469

2020

Derivative assets:

- subject to master netting arrangements	377 633	-	(371 483)	6 150

Derivative liabilities:

- subject to master netting arrangements	(646 834)	-	645 671	(1 163)

Net exposure	(269 201)	-	274 188	4 987

12	Fair value hierarchy

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All QTC’s financial instruments at fair value through profit or loss are valued with reference to either quoted market prices or observable inputs, with no significant adjustments applied to instruments held. QTC holds no Level 3 financial instruments.

Financial assets classified as Level 1 consist primarily of short-term and tradeable bank deposits, Commonwealth and semi-government bonds and futures contracts where an active market has been established. Financial liabilities classified as Level 1 consist of QTC benchmark bonds.

Financial assets classified as Level 2 include non-actively traded corporate and semi-government bonds, certain money market securities, floating rate notes, term deposits, QTC onlendings and all over the counter derivatives. The principal inputs in determining fair value include benchmark interest rates such as interbank rates, quoted interest rates in the swap, bond and futures markets, trading margins to the swap curve and counterparty credit spreads for similar instruments adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where the instrument is not actively traded. QTC onlendings are priced based on the underlying liability portfolio.

Financial liabilities classified as Level 2 include commercial paper, treasury notes, medium-term notes, floating rate notes, and client deposits. The principal inputs in determining fair value include benchmark interest rates such as interbank rates and quoted interest rates in the swap and bond markets. Valuations may include a fixed margin to LIBOR or swap curve. Client deposits are principally held in the QTC Cash Fund which is capital guaranteed.

Over the counter derivatives are typically valued as Level 2 and include FX forwards, FX swaps, interest rate and cross currency swaps. The principal inputs in determining fair value include quoted interest rates in the swap market, spot FX rates and basis curves.

QTC applies mid-market pricing as a practical and consistent method for fair value measurements within the bid-ask spread.

Classification of instruments into fair value hierarchy levels is reviewed annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

12	Fair value hierarchy continued

	QUOTED PRICES	OBSERVABLE INPUTS
	LEVEL 1	LEVEL 2	TOTAL
AS AT 30 JUNE 2021	$000	$000	$000

Financial assets

Cash and cash equivalents	11 803 213	-	11 803 213

Financial assets through profit or loss	9 042 835	5 915 754	14 958 589

Onlendings	-	104 611 229	104 611 229

Derivative financial assets	168	336 668	336 836

Total financial assets	20 846 216	110 863 651	131 709 867

Financial liabilities

Financial liabilities through profit or loss

- Short-term	-	5 635 572	5 635 572

- Long-term	100 786 473	16 333 890	117 120 363

Deposits	-	8 107 683	8 107 683

Derivative financial liabilities	9 129	229 058	238 187

Total financial liabilities	100 795 602	30 306 203	131 101 805

	QUOTED PRICES	OBSERVABLE INPUTS
	LEVEL 1	LEVEL 2	TOTAL
AS AT 30 JUNE 2020	$000	$000	$000

Financial assets

Cash and cash equivalents	2 487 431	-	2 487 431

Financial assets through profit or loss	14 556 626	7 614 133	22 170 759

Onlendings	-	98 334 286	98 334 286

Derivative financial assets	1 199	376 434	377 633

Total financial assets	17 045 256	106 324 853	123 370 109

Financial liabilities

Financial liabilities through profit or loss

- Short-term	-	6 036 708	6 036 708

- Long-term	93 757 676	13 394 480	107 152 156

Deposits	-	8 865 253	8 865 253

Derivative financial liabilities	47 318	599 516	646 834

Total financial liabilities	93 804 994	28 895 957	122 700 951

13	Property, plant and equipment

Accounting Policy

Items with a cost or other value equal to or exceeding $5,000 are reported as property, plant and equipment. Items with a lesser value are expensed in the year of acquisition. Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Depreciation is calculated on a straight line basis over the estimated useful life of the assets. Depreciation rates are as follows:

Asset class	Depreciation rate

Information technology & office equipment	6 – 40%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end. Reconciliations of the carrying amounts for property, plant and equipment are set out below:

	2021	2020
	$000	$000

Cost at balance date	5 765	5 770

Accumulated depreciation and impairment	(2 798)	(2 137)

Net carrying amount	2 967	3 633

Movement

Net carrying amount at beginning of year	3 633	3 942

Additions	14	321

Depreciation expense	(680)	(630)

Net carrying amount at end of year	2 967	3 633

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020––21

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

14	Right of use assets and lease liabilities

Accounting Policy

All leases, other than short-term leases and leases of low value assets, are recognised on balance sheet as lease liabilities and right-of-use assets. On initial recognition the carrying amount of the lease liability is measured at the present value of the current leasing commitments. Lease payments are discounted at the rate implicit in the lease or at QTC’s incremental borrowing rate if the implicit interest rate cannot be readily determined.

Right-of-use assets are initially measured at cost comprising the following:

∎	The amount of the initial measurement of the lease liability

∎	Lease payments made at or before the commencement date and any lease incentives received

∎	Initial direct costs incurred, and

∎	The initial estimate of restoration costs.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. Depreciation rates are as follows:

Asset class	Depreciation rate

Lease property	7%

Carrying amounts of right of use assets and the movements during the period are set out below:

	2021	2020
	$000	$000

Cost at balance date	11 702	11 702

Accumulated depreciation and impairment	(3 424)	(1 711)

Net carrying amount at end of year	8 278	9 991

Movement

Net carrying amount at beginning of year	9 991	11 702

Additions	-	-

Depreciation expense	(1 713)	(1 711)

Net carrying amount at end of year	8 278	9 991

Set out below are the carrying amounts of lease liabilities and the movements during the period:

	2021	2020
	$000	$000

Net carrying amount at beginning of year	17 826	20 338

Interest	270	313

Lease repayments	(2 931)	(2 825)

Net carrying amount at end of year	15 165	17 826

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2021

15	Notes to the statement of cash flows

(a)	Reconciliation of profit after tax to net cash provided by operating activities

	2021	2020
	$000	$000

Profit for the year	115 651	66 867

Non-cash flows in operating surplus

(Gain)/loss on interest-bearing liabilities	(3 552 597)	1 783 992

(Gain)/loss on deposits held	(838)	821

Loss/(gain) on onlendings	3 550 453	(1 576 339)

Loss/(gain) on financial assets at fair value through profit or loss	176 137	(226 490)

Depreciation and amortisation	8 023	2 793

Loss on disposal of plant and machinery	-	17

Changes in assets and liabilities

Increase in financial assets at fair value through profit or loss	(25 626)	(30 644)

Increase in deferred tax asset	(303)	(66)

Decrease in onlendings	12 743	14 753

(Increase)/decrease in receivables	(1 042)	471

Increase in interest-bearing liabilities	334 558	82 407

Decrease in deposits	(857)	(8 405)

Increase in payables and other liabilities	4 327	64 890

Net cash used in operating activities	620 629	175 067

(b)	Reconciliation of liabilities arising from financing activities

				FOREIGN	OTHER
	OPENING	CASH	FAIR VALUE	EXCHANGE	NON-CASH	CLOSING
	BALANCE	FLOWS	MOVEMENT	MOVEMENT	MOVEMENT	BALANCE
AS AT 30 JUNE 2021	$000	$000	$000	$000	$000	$000

Interest-bearing liabilities (1)	113 835 698	12 376 463	(3 318 628)	(233 969)	334 558	122 994 122

Deposits	8 865 253	(755 875)	(838)	-	(857)	8 107 683

Dividend paid	-	(50 000)	-	-	50 000	-

	122 700 951	11 570 588	(3 319 466)	(233 969)	383 701	131 101 805

AS AT 30 JUNE 2020

Interest-bearing liabilities (1)	102 411 544	9 345 670	1 637 999	145 993	294 492	113 835 698

Deposits	7 183 040	1 684 013	(821)	-	(979)	8 865 253

Dividend paid	-	(50 000)	-	-	50 000

	109 594 584	10 979 683	1 637 178	145 993	343 513	122 700 951

(1)	Includes derivatives

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2021

16	Financial instruments at fair value through profit or loss

Accounting Policy – Classification and measurement

Financial instruments on initial recognition are classified into the following categories:

∎	Financial assets at fair value through profit or loss, and

∎	Financial liabilities at fair value through profit or loss.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include investments held in unit trusts managed by QIC. These investments include cash, international equities and other diversified products which are measured at market value based on a hard close unit price quoted by QIC (adjusted for fees outstanding on the account and net of any GST recoverable) for the end of the financial year.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss consist of FRNs issued to the State in exchange for portfolios of assets. The FRNs were initially recognised at a value that equated to the fair value of the financial assets contributed by the State. The FRNs will terminate upon the greater of 50 years from the initial transaction date or the date that the FRNs are repaid in full. The market value of the FRNs is payable by QTC to the State. Interest on the FRNs is capitalised monthly. The FRN interest rate may be varied by the State under the terms of their corresponding agreements.

Recognising the direct relationship between the FRNs and the assets of SIO, financial liabilities at fair value through profit or loss are determined by reflecting the changes (including market value movements) in the value of the invested assets of the portfolio, as equivalent market value movements in the FRNs. That is, any difference between the return paid by QTC on the FRNs and the return received by QTC on the invested assets is recognised as a market value adjustment to the value of the FRNs, eliminating any accounting mismatch between the financial assets and liabilities in this segment.

$000
		2021	TOTAL STATE
	$000	$000	INVESTMENT		2020
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	LTA (1)	QFF (2)	OPERATIONS		$000

Investments in unit trusts and other holdings - QIC:

Movement during the year:

Opening balance	26 216 930	—	26 216 930		29 345 910

Deposits (3)	2 747 056	6 195 724	8 942 780		—

Transfers	(1 500 000)	1 500 000	—		—

Withdrawals (3)	(1 863 018)	—	(1 863 018)		(1 844 715)

Fees paid	(155 387)	(2 671)	(158 058)		(178 875)

Net change in fair value of unit trusts	4 626 911	49 166	4 676 077	(4)	(1 105 390)

Closing balance	30 072 492	7 742 219	37 814 711		26 216 930

(1)	The LTA are assets held to fund the defined benefit superannuation and other long term obligations of the State.
(2)	At 30 June 2021, the only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.
(3)	For every investment deposited or withdrawal from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.
(4)

The net change in the fair value of the unit trusts was positive in 2021, reflecting the higher returns achieved on the assets invested when compared to the interest paid by QTC on the FRN of 6.5%. In the previous year, the return on assets invested was negative, reflecting the lower returns achieved on the assets invested when compared to the interest paid by QTC on the FRN of 6.5%.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2021

16	Financial instruments at fair value through profit or loss continued

	2021	2020
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000

Comprised of the following asset classes:

Defensive assets

Cash	4 800 449	7 998 494

Fixed interest	4 273 774	2 946 641

Growth assets

Equities	10 323 878	2 459 961

Diversified alternatives	4 439 721	4 882 357

Unlisted assets

Infrastructure	8 703 330	3 190 411

Private equity	3 611 679	2 799 276

Real estate	1 661 880	1 939 790

	37 814 711	26 216 930

$000
		2021	TOTAL STATE
	$000	$000	INVESTMENT	2020
FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS	LTA (1)	QFF (2)	OPERATIONS	$000

Fixed rate notes

Movement during the year:

Opening balance	26 216 930	-	26 216 930	29 345 910

Increases (3)	2 747 056	6 195 724	8 942 780	-

Transfers	(1 500 000)	1 500 000	-	-

Interest	1 838 728	26 263	1 864 991	1 825 104

Decreases (3)	(1 863 018)	-	(1 863 018)	(1 844 715)

Net change in fair value of fixed rate note	2 632 796	20 232	2 653 028	(3 109 369)

Closing balance	30 072 492	7 742 219	37 814 711	26 216 930

(1)	The LTA are assets held to fund the defined benefit superannuation and other long term obligations of the State.
(2)	At 30 June 2021, the only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.
(3)	For every investment deposited or withdrawal from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2021

17	Financial risk management

QTC also holds a portfolio of assets that were transferred to QTC by the State Government, but are managed by QIC on behalf of SIAB. SIAB members include representatives from Queensland Treasury and three external members with experience in investment management and insurance.

The assets of SIO are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to credit risk, liquidity risk and market risk. Market risk arises due to changes in interest rates, foreign exchange rates, property prices and equity prices. However, as these investments are long-term in nature, market fluctuations are expected to even out over the term of the investment.

SIAB determines the investment objectives, risk profiles and strategy for the invested assets of the SIO segment within the framework provided by the Government. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. The invested assets of the SIO segment are therefore distinct from QTC’s Capital Markets Board and day-to-day Capital Markets Operations and are the responsibility of SIAB and its appointed investment manager (QIC).

QIC provides assistance to SIAB in discharging its responsibilities. As the Queensland Government’s investment manager, QIC is responsible for implementing the investment strategy of each portfolio of invested assets of the SIO segment. QIC’s role includes recommending investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. SIAB oversees QIC’s implementation and monitors adherence to the targets, risk controls and limits under which QIC is approved to manage the invested assets of the SIO segment.

QIC has established risk management policies to identify and analyse risk, and to set risk limits and controls that comply with SIAB’s instructions. QIC’s risk control framework is confirmed in a GS007 report signed by the Auditor-General of Queensland.

The interest rate applicable on the FRN liabilities of QTC for both the LTA and the QFF portfolios is set at 6.5% per annum on the book value of the notes.

(a)	Liquidity risk

No external cash flows are generated by QTC from SIO. Deposits and withdrawals from SIO result in a corresponding change to the value of the FRNs. Interest owing to Treasury on the FRNs is capitalised as are returns and fees on SIO. As such daily movements in these cash flows do not expose QTC to liquidity risk.

(b)	Credit risk

QIC is responsible for implementing the investment strategy for SIO. The investment strategy targets a widely diversified portfolio across a broad range of asset classes, helping to minimise credit risk.

(c)	Market risk

The assets of SIO expose QTC to market risk, including interest rate risk, foreign currency risk, property price risk and equity price risk, resulting from its investments in unit trusts and the underlying movement in the net asset value through these trusts. While the portfolios do not have direct exposure to interest rate, foreign currency and credit risk, the unit price of the fund in which the assets are invested will change in response to the market’s perception of changes in these underlying risks.

Market risk is mitigated through diversified portfolios of investments in unit trusts held with QIC in accordance with the investment strategies approved by SIAB. The investment strategy targets a diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement for each portfolio of assets. Under these agreements, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200, the MSCI World ex Australia Equities Index, the RBA official cash rate, the Bank of England official cash rate and real estate capitalisation rates.

QTC’s foreign currency exposure is managed at a whole of portfolio level rather than at an individual asset class level. For this reason, sensitivity to foreign exchange rate movements has been shown as a currency overlay on the whole portfolios.

Based on these changes to key risk variables and applying a range of valuation methodologies, a reasonably possible change in value of applicable investments held at 30 June is as follows:

	2021 CHANGE		2021 PROFIT/EQUITY		2020 CHANGE		2020 PROFIT/EQUITY
	Low	High	Decrease	Increase	Low	High	Decrease	Increase
	%	%	$000	$000%		%	$000	$000

Cash and fixed interest (1)	-4%	4%	(350 837)	350 837	-4%	4%	(295 570)	295 570

Equities	-10%	10%	(1 032 629)	1 032 629	-10%	10%	(246 055)	246 055

Diversified alternatives (2)	-10%	10%	(444 076)	444 076	-10%	10%	(488 352)	488 352

Infrastructure	-10%	10%	(870 536)	870 536	-10%	10%	(318 466)	318 466

Private equities	-9%	9%	(325 283)	325 283	-10%	10%	(279 994)	279 994

Real estate	-22%	35%	(367 115)	578 903	-22%	30%	(418 045)	588 217

Currency overlay	-10%	10%	(732 642)	732 642	-10%	10%	(403 954)	403 954

			(4 123 118)	4 334 906			(2 450 436)	2 620 608

(1)	Cash and fixed interest includes exposure to interest rate and inflation overlays on hedging instruments.
(2)	Diversified alternatives include exposure to both price and interest rate risk.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2021

18	Fair value hierarchy

Financial instruments have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement, as per note 12.

AS AT 30 JUNE 2021	OBSERVABLE INPUTS LEVEL 2 $000	UNOBSERVABLE INPUTS LEVEL 3 $000	TOTAL $000

Financial assets

Cash	4 800 449	-	4 800 449

Fixed interest	4 273 774	-	4 273 774

Equities	10 323 878	-	10 323 878

Diversified alternatives	1 290 496	3 149 225	4 439 721

Infrastructure	-	8 703 330	8 703 330

Private equities	-	3 611 679	3 611 679

Real estate	-	1 661 880	1 661 880

Total financial assets	20 688 597	17 126 114	37 814 711

Financial liabilities

Fixed rate note - LTA	-	30 072 494	30 072 494

Fixed rate note - QFF	-	7 742 217	7 742 217

Total financial liabilities	-	37 814 711	37 814 711
AS AT 30 JUNE 2020

Financial assets

Cash	7 998 494	-	7 998 494

Fixed interest	2 946 641	-	2 946 641

Equities	2 459 961	-	2 459 961

Diversified alternatives	-	4 882 357	4 882 357

Infrastructure	-	3 190 411	3 190 411

Private equities	-	2 799 276	2 799 276

Real estate	-	1 939 790	1 939 790

Total financial assets	13 405 096	12 811 834	26 216 930

Financial liabilities

Fixed rate note	-	26 216 930	26 216 930

Total financial liabilities	-	26 216 930	26 216 930

Investments in unit trusts are valued by QIC using fair value methodologies adjusted for fees outstanding. QIC reports the net asset value based on the unit price at measurement date.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2021

18	Fair value hierarchy Continued

(a)	Level 3 financial assets and liabilities - valuation techniques utilising significant unobservable inputs

Valuations of investments in unit trusts that are Level 3 in the fair value hierarchy are based on the prices of the assets underlying these unit trusts. Investments in unlisted externally managed investment schemes are valued by QIC based on the latest available net asset value advised by the fund manager. Where the fund invests in illiquid assets, the investments are priced by independent valuers as there is no readily observable market price.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of underlying investments that relate to a date prior to 30 June 2021. QIC continues to monitor and provide updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

While QTC utilises the unit price of investments provided by QIC at the relevant reporting date to report the fair value of the investments, the table below shows the valuation techniques used to calculate the unit price for the Level 3 fair values and the significant unobservable inputs used.

CLASS	VALUATION TECHNIQUE	UNOBSERVABLE INPUTS

Diversified alternatives	Based on valuations provided by an independent external valuer or external manager in accordance with relevant industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Infrastructure	Based on valuations provided by an independent external valuer or external manager in accordance with industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Private equities	Based on valuations provided by an independent external valuer or external manager in accordance with International Private Equity and Venture Capital Valuation Guidelines	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Real estate	Based on valuations provided by an independent external valuer or external manager in accordance with Australian Property Institute’s valuation and Property Standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Fixed Rate Notes	Based on the value of the corresponding portfolio of assets in the SIO segment	The valuation is based on the fair values of the related assets which are derived using level 3 inputs

(b)	Reconciliation of Level 3 fair value movements

The table below shows the breakdown of gains and losses in respect of Level 3 fair values.

30 JUNE 2021 ASSET CLASS	OPENING BALANCE $000	DISTRIBUTIONS(1) $000	UNREALISED MARKET MOVEMENTS(1) $000	SETTLEMENTS(1) $000	CLOSING BALANCE $000

Diversified alternatives	4 882 357	(870 939)	91 042	(953 235)	3 149 225

Infrastructure	3 190 411	(79 420)	402 922	5 189 418	8 703 331

Private equities	2 799 276	(392 689)	1 433 742	(228 650)	3 611 679

Real estate	1 939 790	(12 339)	(396 182)	130 611	1 661 880

30 JUNE 2020 ASSET CLASS	OPENING BALANCE $000	DISTRIBUTIONS(1) $000	UNREALISED MARKET MOVEMENTS(1) $000	SETTLEMENTS(1) $000	CLOSING BALANCE $000

Diversified alternatives	5 855 766	(940 916)	(102 334)	69 841	4 882 357

Infrastructure	3 368 382	(125 093)	(122 269)	69 391	3 190 411

Private equities	2 839 975	(338 140)	259 033	38 408	2 799 276

Real estate	3 307 928	(73 058)	(1 322 340)	27 260	1 939 790

(1)	Data in the above table is based on movements in the unit trusts that hold the assets.

FRN movements are disclosed in note 16.

(c)	Level 3 – Sensitivity Analysis

Note 17 provides the impact to a change in market prices in respect of all asset classes including those categorised as Level 3.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2021

19   Contingent liabilities

The following contingent liabilities existed at balance date:

∎  QTC has provided guarantees to the value of $2.5 billion (2020: $2.5 billion) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

20   Related party transactions

QTC’s related parties are those entities that it controls, is controlled by, under common control or can exert significant influence over. This includes controlled entities of the State of Queensland, being Queensland Treasury, government departments, statutory bodies (excluding universities) and Government owned corporations, and also includes QTC’s key management personnel and their related parties. Along with universities, local governments are not considered as related parties of QTC.

(a)  Ultimate controlling entity

The immediate controlling entity is the Under Treasurer of Queensland as the Corporation Sole of QTC and the ultimate controlling entity is the State of Queensland. No remuneration is payable by QTC to the Under Treasurer in relation to this role.

(b)  Key management personnel

Disclosures relating to key management personnel are set out in note 21.

(c)  Investments in companies

Details of investments in associates and other companies are set out in note 23.

(d)  Transactions with related parties

Transactions undertaken with related parties during the year include:

∎  loans $93.8 billion (2020: $87.6 billion) and interest received $2.7 billion (2020: $4.0 billion)

∎  investment of cash surpluses $1.9 billion (2020: $1.8 billion) and interest paid $14.3 million (2020: $17.1 million)

∎  fees received $71.9 million (2020: $63.4 million)

∎  dividends paid to Queensland Treasury $50 million (2020: $50 million)

∎  $206 million in Aurizon shares were transferred from QTH to the QFF via Queensland Treasury

∎  The State transferred Queensland Titles Registry Pty Ltd to SIO segment of QTC. At the time of transfer Queensland Titles Registry was valued at $8.0 billion, and

∎  QTC issued an FRN to Queensland Treasury to match the fair value of the assets in the DRF. At 30 June 2021, the FRN was valued at $7.7 billion.

QTC may from time to time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore, no adjustment has been made in the financial statements. QTC through SIO has paid $157.5 million in management fees to QIC (2020: $177.9 million) and $0.5 million (2020: $0.5 million) to Queensland Treasury for board secretariat services to SIAB.

The nature and amount of any individually significant transactions with principal related parties are disclosed below.

∎  QTC sometimes acts as an agent to government entities in the procurement of advice from consultants. In these situations, QTC does not bear any significant risks or benefits associated with the advice and is reimbursed for the costs of the consultant by the government entity. The funds received as reimbursement offset consultant costs in the financial statements providing a nil net effect. The amount of costs reimbursed to QTC during the financial year totalled $6.0 million (2020: $4.2 million).

∎  QTC has a shareholding in QTH and its associated entities (QTH group). The QTH group hold deposits of $114.1 million (2020: $94.5 million) and loans of $102.9 million (2020: $104.4 million) with QTC that are provided on an arm’s length basis and are subject to QTC’s normal terms and conditions. QTC also provides company secretariat services to the QTH group on a cost recovery basis and received fees of $0.3 million (2020: $0.4 million) for the provision of these services.

(e)  Agency arrangements

QTC undertakes the following agency arrangements on behalf of its clients.

∎  QTC provides services on behalf of Queensland Treasury under a GOC Cash Management Facility. QTC is not exposed to the risks and benefits of this facility and therefore does not recognise these deposits on its balance sheet. QTC charges a fee for this service. The balance of deposits under this facility at year end was $1.1 billion (2020: $1.5 billion).

∎  QTC may enter into derivative transactions from time to time on behalf of its clients. These arrangements have back to back contracts between QTC and the client and QTC and the market. In this way QTC is not exposed to the risks and benefits of these contracts and does not recognise these on-balance sheet. The notional value of these derivative arrangements at year end was $36.7 million (2020: $25.3 million).

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Notes to the Financial Statements

Other information

For the year ended 30 June 2021

21   Key management personnel

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Leadership Team.

(a)  QTC’s Boards

QTC has delegated its powers to its two boards, the Capital Markets Board and SIAB. Both boards are appointed by the Governor-in-Council, pursuant to section 10(2) of the Queensland Treasury Corporation Act 1988.

(b)  Executive management

The Executive Leadership Team sets the strategic direction and controls the major activities of the organisation.

(c)  Remuneration principles

Capital Markets Board - Directors

Any changes to Board remuneration require consideration by Queensland Treasury and the Department of the Premier and Cabinet to ensure remuneration is commensurate with government policy. Cabinet endorsement of any changes is required prior to approval by the Governor in Council. Remuneration was last increased effective 1 July 2012.

State Investment Advisory Board - Directors

When the Long Term Asset Advisory Board was renamed and reconstituted as SIAB on 4 July 2019, new external Board members were appointed who were entitled to remuneration. Remuneration for the new Board members was set by Queensland Treasury in consultation with the Department of the Premier and Cabinet prior to approval by the Governor in Council.

Executives and employees

QTC employees (including the Executive Leadership Team) are employed on individual contracts and are appointed pursuant to the Queensland Treasury Corporation Act 1988. As the majority of QTC’s employees are sourced from the financial markets in which it operates, it is crucial that QTC’s employment practices are competitive with these markets. The remuneration framework comprises both fixed and variable remuneration (in the form of an annual short-term incentive (STI) opportunity) which are approved by the QTC Board annually. Both components are market-competitive and linked to performance.

Remuneration governance

The Human Resources Committee of the Board is responsible for governance of remuneration practices and arrangements, with the Board maintaining absolute responsibility and decision making for remuneration matters. QTC receives annual industry benchmarking data from the Financial Institutions Remuneration Group (FIRG), which captures remuneration data from organisations within the financial services industry. QTC uses a subset of the data mapped to relevant organisations within the FIRG membership. Analysis and advice are obtained from external consultants to ensure that QTC continues to align roles to the market.

Fixed remuneration

The fixed remuneration of each QTC employee is reviewed each year and is benchmarked against the FIRG remuneration data. Fixed remuneration levels are set around the FIRG market median position of a relevant subset of the FIRG database. Role scope, experience, skills and performance are considered when determining the remuneration level of each employee. Given the impact of COVID-19 throughout Queensland, the Board did not award fixed remuneration increases at the annual review in July 2020.

Variable remuneration – short-term incentives for employees

QTC’s variable remuneration framework provides an annual short-term incentive opportunity for eligible employees, aligned to financial year performance. This opportunity is designed to differentiate and reward outstanding organisational, divisional, group and individual performance, and to align performance at these levels with incentive outcomes. It also aims to ensure market competitiveness, with ‘target’ STI outcomes aligned to the relevant market position of the FIRG database (i.e. the median incentive potential for FIRG members within QTC’s peer group) and approved at Board level each year. For the year ended 30 June 2021, STI payments were made to eligible staff in July 2021.

Variable remuneration – short term incentives for the Executive Leadership Team

For the year ended 30 June 2021, where the Executive Leadership Team performed strongly against corporate, divisional and individual KPIs, they were eligible to receive a short-term incentive payment based on a percentage of their total fixed remuneration. Short term incentives are at risk with no payment made for underperformance and additional premiums of up to 50% of the target paid for above expected performance.

The outcomes for the Executive Leadership Team are aligned to achievements measured against corporate, divisional and individual KPIs. For 2021, short-term incentive ‘targets’ for the Executive Leadership Team ranged between 45% and 60% of their total fixed remuneration. The proportion of each executive’s short-term incentive ‘target’ opportunity is based on individual and divisional performance, and the achievement of targets set out in QTC’s Strategic Plan 2020-24.

QTC’s overall performance for 2021, documented in the annual performance assessment reviewed and approved by QTC’s Board, was assessed as strong to excellent across QTC’s whole-of-State, client, funding and operational activities. This performance assessment led to short-term incentives for the Executive Leadership Team of between 48% and 70% of fixed remuneration. A moderation has been applied by the Board to reflect the ongoing impact of COVID-19 throughout Queensland.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2021

21	Key management personnel continued

(d)	Remuneration by category

	2021 $	2020 $

Capital Markets Operations

Directors

Short-term employment benefits (1)	332 066	347 077

Post-employment benefits (4)	21 391	28 667

Total	353 457	375 744

Executive Leadership Team

Short-term employment benefits (2)	3 961 409	3 771 444

Long-term employment benefits (3)	60 059	70 939

Post-employment benefits (4)	108 890	104 637

Total	4 130 358	3 947 020

	2021 $	2020 $

State Investment Operations

Directors

Short-term employment benefits (1)	100 653	100 653

Post-employment benefits (4)	9 561	9 561

Total	110 214	110 214

(1)	Directors’ short-term benefits include Board member and committee fees, and in relation to the Chair, also includes the provision of a car park.

(2)	Executive management personnel’s short-term benefits include wages, annual leave taken, short-term incentives and non-monetary benefits such as car parks and motor vehicle benefits (where applicable).

(3)	Long-term employment benefits relate to long service leave.

(4)	Post-employment benefits include superannuation contributions made by the Corporation.

Capital markets operations

(i)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS		POST-EMPLOYMENT BENEFITS			TOTAL

	2021 $	2020 $	2021 $	2020 $	2021 $	2020 $

Gerard Bradley – Chair (1)	130 176	128 431	2 213	7 897	132 389	136 328

Leon Allen (2)(3)	-	-	-	-	-	-

Tonianne Dwyer (4)	-	45 362	-	4 309	-	49 671

Anne Parkin	44 360	43 856	4 214	4 166	48 574	48 022

Karen Smith-Pomeroy	45 362	45 362	4 309	4 309	49 671	49 671

Jim Stening (1)	38 709	40 210	3 677	3 820	42 386	44 030

Neville Ide	43 856	43 856	4 166	4 166	48 022	48 022

Rosemary Vilgan (5)	29 603	-	2 812	-	32 415	-

Total	332 066	347 077	21 391	28 667	353 457	375 744

(1)	Term expired 30 June 2020, and reappointed 16 July 2020

(2)	Appointed 16 July 2020

(3)	No remuneration is payable to the Queensland Treasury representative

(4)	Ceased 30 June 2020

(5)	Appointed 1 October 2020

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Notes to the Financial Statements

Other information

For the year ended 30 June 2021

21	Key management personnel continued

(d)	Remuneration by category continued

(ii)	Executive Leadership Team

Details of the nature and amount of each major element of the remuneration of the executive management personnel are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS			POST-EMPLOYMENT BENEFITS	LONG-TERM BENEFITS	TOTAL

30 JUNE 2021	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$

Chief Executive	738 627	449 410	17 767	21 778	18 277	1 245 859

Deputy Chief Executive and Managing Director, Funding and Markets	583 564	424 710	19 842	21 778	14 459	1 064 353

Managing Director, Client	393 486	203 800	17 767	21 778	9 685	646 516

Managing Director, Corporate Services and Chief Risk Officer	368 475	185 600	16 047	21 778	9 078	600 978

Managing Director, Finance, Data and Compliance	348 467	176 080	17 767	21 778	8 560	572 652

Total	2 432 619	1 439 600	89 190	108 890	60 059	4 130 358

There were no fixed remuneration increases for 2021. The increase in base salaries for 2021 when compared to 2020 is the result of an additional day of pay being included in the payment cycle. In addition, the Deputy Chief Executive took unpaid leave in 2020, reducing total remuneration in that year.

The change in the STI outcomes between 2020 and 2021 reflects the level of Board moderation applied in those years. In 2020, in recognition of the wide-ranging and significant fiscal, economic and social impacts of COVID-19, the Board applied a moderation to performance outcomes. In 2021, the Board applied moderation at a lower level, reflecting the ongoing impact of COVID-19 throughout Queensland and the transition to the revised remuneration framework.

	SHORT-TERM EMPLOYMENT BENEFITS			POST-EMPLOYMENT BENEFITS	LONG-TERM BENEFITS	TOTAL

30 JUNE 2020	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$

Chief Executive	736 162	391 875	17 148	20 931	20 906	1 187 022

Deputy Chief Executive and Managing Director, Funding and Markets	570 528	377 747	18 005	20 931	15 747	1 002 958

Managing Director, Client	392 179	182 081	16 727	20 931	13 491	625 409

Managing Director, Corporate Services and Chief Risk Officer	367 552	164 531	16 047	20 913	10 671	579 714

Managing Director, Finance, Data and Compliance	347 620	156 094	17 148	20 931	10 124	551 917

Total	2 414 041	1 272 328	85 075	104 637	70 939	3 947 020

State Investment Operations

(iii)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS		POST-EMPLOYMENT BENEFITS		TOTAL

	2021 $	2020 $	2021 $	2020 $	2021 $	2020 $

Rachel Hunter - Chair (1)(2)	-	-	-	-	-	-

Leon Allen - Chair (1)(3)	-	-	-	-	-	-

Glenn Miller (1)(4)	-	-	-	-	-	-

William Ryan (1)(5)	-	-	-	-	-	-

Maria Wilton	33 551	33 551	3 187	3 187	36 738	36 738

Philip Graham	33 551	33 551	3 187	3 187	36 738	36 738

Tony Hawkins	33 551	33 551	3 187	3 187	36 738	36 738

Total	100 653	100 653	9 561	9 561	110 214	110 214

(1)	Queensland Treasury representative. No additional remuneration is paid for this appointment. (2) Ceased 29 April 2021 (3) Appointed 29 April 2021
(4)	Ceased 19 November 2020 (5) Appointed 19 November 2020

(e)	Other transactions

QTC’s Capital Markets Board members’ directorships are disclosed in the corporate governance section of the Annual Report. No remuneration is paid or payable by QTC to the Under Treasurer as QTC’s Corporation Sole. There were no transactions between QTC and entities controlled by key management personnel or loans to/from key management personnel during the financial year.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2021

22	Auditor’s remuneration

The external auditor (Auditor-General of Queensland) does not provide any consulting services to QTC. Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below:

	2021 $	2020 $

Audit services

Audit and review of QTC financial statements	368 000	368 000

23	Investments in companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES

Queensland Treasury Holdings Pty Ltd (QTH)	Holding company for several subsidiaries and strategic investments held on behalf of the State of Queensland

Queensland Lottery Corporation Pty Ltd	Holds the Golden Casket lottery licence and trade marks

DBCT Holdings Pty Ltd	Holds the bulk coal terminal tenure and facilities at Dalrymple Bay near Mackay, which it has leased under a long term lease arrangement

Queensland Airport Holdings (Mackay) Pty Ltd	Owns the Mackay airport land and infrastructure which it has leased under a 99 year lease arrangement

Queensland Airport Holdings (Cairns) Pty Ltd	Owns the Cairns airport land and infrastructure which it has leased under a 99 year lease arrangement

Brisbane Port Holdings Pty Ltd	Owns the Port of Brisbane tenure and infrastructure which it has leased under a 99 year lease arrangement

QTH is incorporated and domiciled in Brisbane, Australia. QTH holds a 100% beneficial interest in the companies listed above. QTC does not apply the equity method to its investment in QTH (refer note 2 (o) Judgments and assumptions).

24	Dividends

Each year the Board determines the appropriate level of dividends to be declared taking into consideration the financial situation of the Corporation. A dividend of $50 million (2020: $50 million) was paid to the Queensland Government in June 2021.

25	Events subsequent to balance date

There are no matters or circumstances which have arisen since the end of the financial year that have significantly affected or may significantly affect the operations of QTC, the results of those operations or the state of affairs of QTC in future years.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared in accordance with the Financial Accountability Act 2009 and other prescribed requirements.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

(ii)

the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2021.

The financial statements are authorised for issue on the date of signing this certificate which is signed in accordance with a resolution of the Capital Markets Board.

G P BRADLEY Chair	P C NOBLE Chief Executive

Brisbane

19 August 2021

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Independent Auditor’s report

INDEPENDENT AUDITOR’S REPORT

To the Capital Markets Board of Queensland Treasury Corporation

Report on the audit of the financial report

Opinion

I have audited the accompanying financial report of Queensland Treasury Corporation.

In my opinion, the financial report:

a)	gives a true and fair view of the entity’s financial position as at 30 June 2021, and its financial performance and cash flows for the year then ended

b)	complies with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019 and Australian Accounting Standards

c)	also complies with International Financial Reporting Standards as disclosed in Note 2(a).

The financial report comprises the balance sheet as at 30 June 2021, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, notes to the financial statements including summaries of significant accounting policies and other explanatory information, and the management certificate given by the Chairman and Chief Executive.

Basis for opinion

I conducted my audit in accordance with the Auditor-General Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the entity in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matter

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial report of the current period. These matters were addressed in the context of the audit of the financial report as whole, and in forming the auditor’s opinion thereon, and I do not provide a separate opinion on these matters.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Establishment of the Queensland Future Fund – Debt Retirement Fund ($7.7 billion as at 30 June 2021)

(Refer Notes 1 and 16)

Key audit matter	How my audit procedures addressed this key audit matter

Financial instruments at fair value through profit or loss for State Investment Operations are a material balance and include assets invested in the Queensland Future Fund (OFF) – Debt Retirement Fund (ORF) as at 30 June 2021.

During the year, the ORF was seeded with initial investments totalling $7.7 billion. These initial investments occurred through a series of asset transfers involving several government entities and, in some instances, required the restructuring of existing government operations.

The assets were ultimately transferred into an unlisted unit trust, the Debt Retirement Trust (ORT), managed by QIC Limited. Units in the ORT are held by OTC on behalf of Queensland Treasury.

In return, OTC issued a Fixed Rate Note (FRN) payable to Queensland Treasury. The initial value the FRN represented the fair value of the individual assets transferred into the DRT.

My procedures included, but were not limited to:

●   obtaining an understanding of the legislative framework for the establishment of the DRF

●   obtaining an understanding of the ownership and governance structure for the ORF and the initial investments made into the ORF

●   evaluating documentation supporting initial investments made into the DRF, including ensuring that asset transfers were appropriately authorised and complied with directions given by the Treasurer under the OFF Act

●   assessing and confirming the appropriateness of the accounting treatment of each transaction associated with the establishment of the ORF including:

●   accounting for the recognition and derecognition of assets transferred between government entities in accordance with prescribed accounting requirements

●   the fair value of investments at the date of their initial transfer into the DRF comply with the requirements of AASB 9 Financial Instruments and AASB 13 Fair Value

●   accounting for the recognition of the FRN by OTC and confirming the fair value of the FRN as at 30 June 2021

●   confirming the appropriateness of disclosures in QTC’s financial statements.

As the auditor of the ORT, I engaged an auditor’s expert to assess the value of the Queensland Titles Registry (QTR) operations transferred to the ORF. Work performed by the auditor’s expert included:

●   obtaining an understanding of the valuation methodology applied to the transfer of the QTR operations

●   assessing the reasonableness of techniques applied in valuing the Queensland Titles Registry (QTR) operations

●   assessing the reasonableness of key assumptions and inputs used in valuing the QTR operations

●   concluding on the reasonableness of the valuation applied to the QTR operations.

As the auditor of OTC, I assessed the work performed by the auditor’s expert to form an opinion on the value of the units issued by ORT to OTC. This included:

●   evaluating their qualifications, competence, capabilities and objectivity

●   assessing the nature, scope and objectives of the work completed for appropriateness

●   evaluating the findings and conclusions for relevance, reasonableness and consistency with other audit evidence obtained.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Valuation, presentation and disclosure of financial instruments at fair value through profit or loss for State Investment Operations ($37.8 billion as at 30 June 2021)

(Refer Notes 16, 17 and 18)

Key audit matter	How my audit addressed this key audit matter

Financial assets at fair value through profit or loss held by State Investments Operations (SIO) (which incorporates the Long Term Assets (L TA) and the Queensland Future Fund (QFF)) represent investments in unlisted unit trusts (‘the trusts’) managed by QIC Limited (QIC). The trusts in turn invest in various asset classes, some of which are illiquid in nature (‘underlying investments’).

The fair value of these underlying investments is based on the hard-close unit prices as at 30 June 2021 as advised by QIC to QTC on 9 August 2021.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of the underlying investments that relate to a date prior to 30 June 2021. Significant judgement is required to determine whether the unaudited valuations advised by QIC are materially consistent with the fair value as at 30 June 2021, or if an adjustment is required.

QIC continues to monitor and provides updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

Additionally, there is a high level of subjectivity in classifying the investments in the appropriate level within the fair value hierarchy for the following reasons:

a.   Some of the underlying assets are considered illiquid in nature (i.e. these are not readily convertible to cash).

b.  SIO is the sole investor in some of the trusts, and as a result there are restrictions that may be imposed by QIC on SIO to liquidate the investments.

My procedures included but were not limited to:

●   evaluating the audited assurance report on controls over investment management services for the period 1 July 2020 to 30 June 2021 to obtain confirmation that the controls at QIC are appropriately designed and implemented, and operating effectively

●   assessing the representation letter provided by QIC to QTC confirming the following processes were performed by QIC:

●   checks performed over pricing of the underlying assets at 30 June 2021

●   checks performed post balance date on prices for highly illiquid investments

●   confirming the value of the investments reported at 30 June 2021 by:

●   agreeing the reported value in QIC’s confirmation to the financial statements

●   obtaining a confirmation from QIC on any changes to the value initially reported and assessing the impact of changes in value to the financial statements. Where the change in prices is materially different to the prices initially determined at 30 June 2021, we request management to recognise the change in the prices to reflect the correct valuation

●   obtaining an understanding of the underlying investments in the trusts and the pricing mechanism adopted by QIC. This in turn determines the appropriate fair value hierarchy disclosure in the financial statements of QTC under AASB13 Fair Value Measurement

●   evaluating the fair value hierarchy disclosure in note 18 to ensure the classification is in accordance with my understanding of the underlying investment and pricing mechanism, and in accordance with AASB13 Fair Value Measurement.

Other information

Other information comprises financial and non-financial information (other than the audited financial report).

Those charged with governance are responsible for the other information.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

In connection with my audit of the financial report, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or my knowledge obtained in the audit or otherwise appears to be materially misstated.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact.

I have nothing to report in this regard.

Responsibilities of the entity for the financial report

The Board is responsible for the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019 and Australian Accounting Standards, and for such internal control as the Board determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

The Board is also responsible for assessing the entity’s ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting unless it is intended to abolish the entity or to otherwise cease operations.

Report on other legal and regulatory requirements

Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

As part of an audit in accordance with the Australian Auditing Standards, I exercise professional judgement and maintain professional scepticism throughout the audit. I also:

●	Identify and assess the risks of material misstatement of the financial report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the entity’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the entity.

●	Conclude on the appropriateness of the entity’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the financial report or, if such disclosures are inadequate, to modify my opinion. I base my conclusions on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the entity to cease to continue as a going concern.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

●	Evaluate the overall presentation, structure and content of the financial report, including the disclosures, and whether the financial report represents the underlying transactions and events in a manner that achieves fair presentation.

I communicate with the Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

From the matters communicated with the Board, I determine those matters that were of most significance in the audit of the financial report of the current period and are therefore the key audit matters. I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Statement

In accordance with s.40 of the Auditor-General Act 2009, for the year ended 30 June 2021:

a)	I received all the information and explanations I required.

b)	I consider that, the prescribed requirements in relation to the establishment and keeping of accounts were complied with in all material respects.

Prescribed requirements scope

The prescribed requirements for the establishment and keeping of accounts are contained in the Financial Accountability Act 2009, any other Act and the Financial and Performance Management Standard 2019. The applicable requirements include those for keeping financial records that correctly record and explain the entity’s transactions and account balances to enable the preparation of a true and fair financial report.

19 August 2021

Brendan Worrall	Queensland Audit Office
Auditor-General	Brisbane

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Appendices

Appendix A –

Statutory and mandatory disclosures	62

Appendix B – Glossary	63

Appendix C – Compliance checklist	64

Appendix D – Contacts	65

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Appendix A – Statutory and mandatory disclosures

QTC is required to make various disclosures in its Annual Report. QTC is also required to make various disclosures on the Queensland Government’s Open Data website (data.qld.gov.au) in lieu of inclusion in its Annual Report. This appendix sets out those mandatory disclosure statements that are not included elsewhere in the report or made available on the Open Data website.

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. QTC did not receive any requests for interpreters and there was no overseas travel in 2020–21.

Information systems and record keeping

QTC adheres to the Public Records Act 2002 and the General Retention and Disposal Schedule with respect to information and records management.

QTC continues to evolve its electronic document and information management systems for improved management of both digital and physical records particularly in relation to expanding cloud technologies. QTC is maturing its information security capabilities to protect internally and externally accessible records.

QTC has not experienced any serious breaches and continues to place focus on education, communication and evolving our technical environment to ensure the importance of information and records management remains front-of-mind.

Public Sector Ethics Act

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act.

QTC employees are required to comply with QTC’s Code of Conduct for employees, which aligns with the ethics principles and values in the Public Sector Ethics Act 1994 (Qld), as well as the Code of Conduct established by the Australian Financial Markets Association of which QTC is a member. Both codes are available to employees via QTC’s intranet. A copy of QTC’s Code of Conduct can be inspected by contacting QTC’s Human Resources Group (see Appendix D for contact details). Appropriate education and training about the Code of Conduct has been provided to QTC staff.

QTC’s human resource management and corporate governance policies and practices ensure that QTC:

∎	acts ethically with regard to the conduct of its business activities and within appropriate law, policy and convention, and

∎	addresses the systems and processes necessary for the proper direction and management of its business and affairs.

QTC is committed to:

∎	observing high standards of integrity and fair-dealing in the conduct of its business, and

∎	acting with due care, diligence and skill.

QTC’s Compliance Policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures.

Human Rights Act

QTC’s strategic and operational plans are in line with the objectives of the Human Rights Act 2019 (the Act). The plans aim to ensure QTC is respecting, protecting and promoting human rights in decision making and actions.

The Act requires QTC to consider human rights when performing functions of a public nature and only limit human rights after careful consideration. QTC’s internal policies and practices are aligned to the Act, as guided by external advice.

Remuneration: Board and Committee

For the year ending 30 June 2021, the remuneration and committee fees of the QTC Capital Market Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board		Committee

Chairperson	$100,527	Chairperson	$6,658

Member	$33,551	Member	$5,152

The total remuneration payments made to the members of the QTC Capital Markets Board was $337,873 and the total on-costs (including travel, accommodation, car parking and professional memberships for members) was $12,485.

For the year ending 30 June 2021, the remuneration and committee fees of the QTC State Investment Advisory Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board

Member	$33,551

The total remuneration payments made to the members of the QTC State Investment Advisory Board was $110,214 and the total on-costs (including travel, accommodation, car parking and professional memberships for members) was $3,303.

Related entities

The related entities in Note 23 are not equity accounted in the financial report of the Queensland Treasury Corporation. These entities are consolidated into Queensland Treasury’s financial report.

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Appendix B – Glossary

Basis point: One hundredth of one per cent (0.01 per cent).

Bond: A financial instrument where the borrower agrees to pay the investor a rate of interest for a fixed period of time.

A typical bond will involve regular interest payments and a return of principal at maturity.

CP (commercial paper): A short-term money market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations.

Fixed Income Distribution Group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

Floating rate notes (FRNs): A debt instrument which pays a variable rate of interest (coupon) at specified dates over the term of the debt, as well as repaying the principal at the maturity date. The floating rate is usually a money market reference rate, such as BBSW, plus a fixed margin. Typically the interest is paid quarterly or monthly.

GOC: Government-owned Corporation.

Green Bonds: QTC green bonds on issue are guaranteed by the Queensland State Government, issued under the AUD Bond Program with Rule 144A capability and certified by the Climate Bonds Initiative (CBI). Proceeds from QTC green bonds are allocated against eligible projects and assets in accordance with QTC’s Green Bond Framework. Eligible projects and assets are those funded, entirely or in part, by the Queensland Government, State-Government related entities and local governments that support Queensland’s pathway to climate resilience and an environmentally sustainable economy. QTC’s Green Bond Framework is aligned with the CBI Climate Bonds Standard 3.0 and the International Capital Market Association (ICMA) Green Bond Principles 2018 allowing QTC to issue both CBI certified green bonds and ICMA Green Bond Principles certified green bonds. An independent third party provides assurance of QTC’s framework, eligible project and asset pool and green bonds on issue.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between nine months and 30 years.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than one year.

ANNUAL REPORT 2020–21  |  QUEENSLAND TREASURY CORPORATION

Appendix C – Compliance checklist

SUMMARY OF REQUIREMENT		BASIS FOR REQUIREMENT	ANNUAL REPORT REFERENCE

LETTER OF COMPLIANCE	A letter of compliance from the accountable officer or statutory body to the relevant Minister/s	ARRs – section 7	Page 2

ACCESSIBILITY	Table of contents	ARRs – section 9.1	Page 1
	Glossary	ARRs – section 9.1	Appendix B
	Public availability	ARRs – section 9.2	Page 1 , Appendix D
	Interpreter service statement	Queensland Government Language Services Policy ARRs – section 9.3	Appendix D
	Copyright notice	Copyright Act 1968 ARRs – section 9.4	Back cover

GENERAL INFORMATION	Introductory information	ARRs – section 10	Page 3-7

NON-FINANCIAL PERFORMANCE	Government’s objectives for the community	ARRs – section 11.1	Pages 8-13
	Agency objectives and performance indicators	ARRs – section 11.2	Pages 6-133

FINANCIAL PERFORMANCE	Summary of financial performance	ARRs – section 12.1	Pages 6-7, Notes to Financial Statements: Pages 28-50

GOVERNANCE – MANAGEMENT AND STRUCTURE	Organisational structure	ARRs – section 13.1	Pages 17-21
	Executive management	ARRs – section 13.2	Page 21
	Public Sector Ethics	Public Sector Ethics Act 1994 ARRs – section 13.4	Appendix A
	Human Rights	Human Rights Act 2019 ARRs – section 13.5	Appendix A

GOVERNANCE – RISK MANAGEMENT AND ACCOUNTABILITY	Risk management	ARRs – section 14.1	Pages 14,18
	Audit committee	ARRs – section 14.2	Page 18
	Internal audit	ARRs – section 14.3	Page 1
	Information systems and record keeping	ARRs – section 14.5	Appendix A

GOVERNANCE – HUMAN RESOURCES	Strategic workforce planning and performance	ARRs – section 15.1	Pages 14-15

OPEN DATA	Statement advising publication of information	ARRs – section 16	Appendix A
	Consultancies	ARRs – section 33.1	Appendix A https://data.qld.gov.au
	Overseas travel	ARRs – section 33.2	Appendix A
	Queensland Language Services Policy	ARRs – section 33.2	Appendix A

FINANCIAL STATEMENTS	Certification of financial statements	FAA – section 62 FPMS – sections 38, 39 and 46 ARRs – section 17.1	Page 55
	Independent Auditor’s Report	FAA – section 62 FPMS – section 46 ARRs – section 17.2	Pages 56

Note: This checklist excludes reference to any requirements that do not apply to QTC for the current reporting period.

FAA: Financial Accountability Act 2009; FPMS: Financial and Performance Management Standard 2019;

ARRs: Annual report requirements for Queensland Government agencies

QUEENSLAND TREASURY CORPORATION  |  ANNUAL REPORT 2020–21

Appendix D – Contacts

Queensland Treasury Corporation

Level 31, 111 Eagle Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland

Australia 4001

Telephone:	+61 7 3842 4600
Email:	enquiry@qtc.com.au

If you would like a copy of a report posted to you, please call QTC’s reception on +61 7 3842 4600.

If you would like to comment on a report, please complete the online enquiry form located on our website.

Telephone

Queensland Treasury Corporation (Reception)	+61 7 3842 4600

Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s reception on +61 7 3842 4600 and we will arrange for an interpreter to assist you.

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GPO Box3 1096
Brisbane QLD
Australia 4001
T: +61 7 3842 4600
© Queensland Treasury Corporation 2021